Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

among

CURO GROUP HOLDINGS CORP.

and

SUGARCANE SUB, LLC

and

FIRST HERITAGE CREDIT, LLC

and

ERNEST L. COWARD, JR.

dated as of

May 18, 2022

i

Section 9.13	Specific Performance	73

Section 9.14	Counterparts	73

INDEX OF EXHIBITS AND SCHEDULES

Exhibit A	–	Form of Borrowing Base Report

Exhibit B	–	Form of Escrow Agreement

Exhibit C	–	Form of Warrant Cancellation Agreement

Exhibit D	–	Form of Restrictive Covenant Agreement

Schedule I	–	Sample Statement

Schedule II	–	Agreed Outstanding Checks

Schedule III	–	Specified Account

Schedule IV	–	Certain Pre-Closing Taxes

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of May 18, 2022, is entered into among CURO GROUP HOLDINGS CORP., a Delaware corporation (“Parent”), SUGARCANE SUB, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), FIRST HERITAGE CREDIT, LLC, a Mississippi limited liability company (the “Company”), and ERNEST L. COWARD, JR., an adult resident of Mississippi, solely in his capacity as Member Representative (“Member Representative”).

WHEREAS, the Parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has approved this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the Revised Mississippi Limited Liability Company Act (the “LLC Act”) and the Company Operating Agreement;

WHEREAS, concurrently herewith, holders of at least 85% of the voting Units of the Company have entered into voting agreements with Parent obligating such holders to vote in favor of this Agreement and the transactions contemplated hereby, including the Merger, at the Unitholders Meeting or otherwise approve and consent to this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, the respective governing bodies of Parent and Merger Sub have (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent and Merger Sub, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions. The following terms have the meanings specified or referred to in this Section 1.01:

“Acquisition Proposal” means any proposal or offer from any Person (other than Parent, Merger Sub and their respective Affiliates) relating to any merger, consolidation or recapitalization involving any First Heritage Entity, any sale of a majority of the equity securities, directly or indirectly, in any First Heritage Entity, any sale of all or substantially all of the assets of any First Heritage Entity or any other similar transaction involving any First Heritage Entity.

“Adjustment Escrow Account” means the account to be established by the Escrow Agent to hold the Adjustment Escrow Amount.

“Adjustment Escrow Amount” means $1,000,000.

“Agreed Outstanding Checks” means the aggregate dollar value of all checks, if any, issued by the Company to any of the payees identified on Schedule II that have any not yet presented for payment and cleared as of 6:00 p.m. Eastern Time on the day prior to the Closing Date.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Allocation Waterfall” means the allocation of the Merger Consideration among Unitholders and Warrantholders in accordance with Section 10.3(c) of the Company Operating Agreement.

“Ancillary Documents” means the Escrow Agreement and Warrant Cancellation Agreements.

“Applicable Accounting Principles” means GAAP, and the principles, policies, procedures and rules, as applied in the preparation of the audited financial statements of the First Heritage Entities as of December 31, 2021. For the avoidance of doubt, to the extent there is a conflict between GAAP, and the accounting principles, policies, procedures, and rules applied in the audited financial statements, GAAP will prevail. Notwithstanding the foregoing, the concept of Closing Cash is intended to replace the definition of cash under GAAP in the calculation of the Preliminary Closing Statement and Final Closing Statement.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Ridgeland, Mississippi are authorized or required by Law to be closed for business.

“Cash Target” means: (a) if Closing Availability is less than $17,500,000, an amount equal to $20,000,000 minus the amount of Closing Availablity; or (b) if Closing Availability is greater than or equal to $17,500,000, an amount equal to $2,500,00.

“CARES Act” means The Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and includes any Treasury regulations or other official guidance promulgated thereunder.

“Class A Preferred Units” means the Class A Preferred Units of the Company as contemplated by the Company Operating Agreement.

“Class B Units” means the Class B Units of the Company as contemplated by the Company Operating Agreement.

“Closing Availability” means, if a Borrowing Base Report was prepared to be effective as of approximately 6:00 p.m. Eastern Time on the day prior to the Closing Date, the amount that would be reported thereon as “Undrawn Availability on the MidCap Line (after Borrowing Request).”

“Closing Cash” means the amount of unrestricted cash in the Specified Account as of 6:00 p.m. Eastern Time on the day prior to the Closing Date less any Agreed Outstanding Checks. For the avoidance of doubt, the amount designated as the “Available Balance” of the Company’s corporate account (account number ending 6068) on a balance report generated on the Trustmark National Bank website is the amount of unrestricted cash in the Specified Account.

“Closing Class A Preferred Unit Merger Consideration” means the Closing Merger Consideration allocated to each Class A Preferred Unit, calculated in accordance with the Allocation Waterfall.

“Closing Class B Unit Merger Consideration” means the Closing Merger Consideration allocated to each Class B Unit, calculated in accordance with the Allocation Waterfall.

“Closing Indebtedness Certificate” means a certificate executed by the Chief Financial Officer of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Merger Consideration” means the Purchase Price, plus (a) an amount, which may be positive or negative, that shall be equal to (i) the Estimated Net Working Capital minus (ii) the Target Working Capital Amount, minus (b) the Member Representative Expense Amount, minus (c) the Escrow Amount, plus (d)(i) the Closing Cash minus (ii) the Cash Target, minus (e) the Estimated Indebtedness, and minus (f) the Estimated Transaction Expenses.

“Closing Transaction Expenses Certificate” means a certificate executed by the Chief Financial Officer of the Company, certifying on behalf of the Company the amount of Transaction Expenses to be paid as of the Closing Date pursuant to Section 2.03(b)(iv).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company Operating Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement for First Heritage Credit, LLC dated April 4, 2014, as amended from time to time.

“Company Privacy and Data Security Policies” means all policies, statements and notices published by any of the First Heritage Entities concerning the privacy, security, or processing of Personal Information.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 3, 2021, between Parent and the Company, as amended.

“Covid-19” SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Data Room” means the electronic documentation site established by Datasite on behalf of the Company entitled “Project Sugarcane.”

“Data Security Requirements” means collectively, all of the following to the extent relating to Data Treatment or otherwise relating to data privacy, data security, or security breach notification requirements and applicable to any of the First Heritage Entities or, to the present conduct of the First Heritage Entities’ businesses: (i) the Company Privacy and Data Security

Policies; (ii) applicable Laws, including as applicable, but not limited to: (a) the CAN-SPAM Act of 2003, 15 U.S.C. § 7701, et seq.; the Telephone Consumer Protection Act (“TCPA”), 47 U.S.C. § 227, et seq.; the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq.; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. §§ 2701-12, et seq.; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; the California Customer Records Act, Cal. Civ. Code §§ 1798.80 to 84; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. § 17.00, et seq.; Nev. Rev. Stat. 603A, et seq.; Cal. Civ. Code § 1798.82, et seq.; N.Y. Gen. Bus. Law § 899-aa, et seq.; N.Y. Gen. Bus. Law § 899-bb, et seq.; the Illinois Biometric Information Privacy Act, 740 I.L.C.S. § 14, et seq.; the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC); the General Data Protection Regulation (2016/679); HIPAA; U.S. state and federal Laws that prohibit unfair or deceptive acts and practices, such as the Federal Trade Commission Act, 15 U.S.C. § 45, et seq.; and all other Laws and binding regulations relating to data protection, information security, cybercrime, Security Incident notification, social security number protection, outbound communications and/or electronic marketing, use of electronic data and privacy matters (including online privacy) in any applicable jurisdictions; (b) each applicable rule, code of conduct, or other requirement of self-regulatory bodies including, to the extent applicable, the Payment Card Industry Data Security Standard (collectively, clauses (a) and (b) are the “Data Privacy Laws”) and (iii) material Contracts into which any of the First Heritage Entities has entered.

“Data Treatment” means the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction or disposal of any Personal Information and other sensitive or confidential information or data (whether in electronic or any other form or medium).

“DE SOS” means the Secretary of State of the State of Delaware.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and Parent concurrently with the execution and delivery of this Agreement.

“DLLC Act” means the Delaware Limited Liability Company Act.

“Dollars” or “$” means the lawful currency of the United States.

“Employees” means any individual who is an employee of the First Heritage Entities.

“Encumbrance” means any mortgage, easement, lease, sublease, right of way, trust or title retention agreement, pledge, lien, encumbrance, charge, security interest, option, right of first refusal, preemptive right, adverse claim of ownership or use, title defect, conditional sale agreement or assignment by way of security, whether arising by Contract, as a matter of Law, by judicial process or otherwise.

“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” with respect to an entity, means any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA.

“Escrow Agent” means Truist Bank, N.A.

“Escrow Agreement” means the escrow agreement to be entered into by Parent, Member Representative and the Escrow Agent, substantially in the form of Exhibit B.

“Escrow Amount” means the Adjustment Escrow Amount and the Indemnity Escrow Amount.

“Escrow Funds” means the funds subject to the Escrow Agreement as of any date of determination in respect of the Escrow Amount, including, as applicable, the Adjustment Escrow Account and the Indemnity Escrow Account.

“FHC Alabama” means First Heritage Credit of Alabama, LLC, a Mississippi limited liability company.

“FHC Louisiana” means First Heritage Credit of Louisiana, LLC, a Louisiana limited liability company.

“FHC Mississippi” means First Heritage Credit of Mississippi, LLC, a Mississippi limited liability company.

“FHC South Carolina” means First Heritage Credit of South Carolina, LLC, a Mississippi limited liability company.

“FHC Tennessee” means First Heritage Credit of Tennessee, LLC, a Mississippi limited liability company.

“Financing” means the financing of the sum of (i) the Purchase Price, plus (ii) any expenses incurred by Parent in connection with the transactions contemplated by this Agreement, on terms and conditions reasonably acceptable to Parent in its sole discretion.

“First Heritage Entities” means, collectively, the Company and each of the First Heritage Subsidiaries.

“First Heritage Subsidiaries” means, collectively, FHC Alabama, FHC Louisiana, FHC Mississippi, FHC South Carolina, and FHC Tennessee.

“Flow-Through Income Tax Return” means income Tax Returns of the First Heritage Entities in respect of which items of income, deduction, credit, gain or loss are passed through, directly or indirectly, to the holders of interests in the relevant First Heritage Entity (or their direct or indirect owners) under applicable law, including for the avoidance of doubt, U.S. federal partnership income Tax Returns of the First Heritage Entities, such as IRS Form 1065 and accompanying Schedules K-1.

“Fraud” shall mean common law fraud as defined under the Laws of the State of Delaware (which, for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentations, recklessness or similar theories).

“Fundamental Representations” means the representations and warranties contained in Section 3.01 (Organization and Qualification), Section 3.02 (Authority), Section 3.03(a) (No Conflicts; Consents) Section 3.04 (Capitalization), Section 3.05 (No Subsidiaries), Section 3.18 (Taxes), Section 3.19 (Brokers), Section 4.01 (Organization and Authority of Parent), and Section 4.04 (Brokers).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, judgment, writ, injunction, stipulation, award or decree, permit or license of any Governmental Authority or any arbiter.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to the First Heritage Entities, the outstanding principal amount of, and all interest and other amounts whether accrued for or not in respect of, including any penalties, unpaid fees and expenses and other monetary obligations, and all amounts payable at retirement, including any prepayment, redemption, make-whole, breakage or similar premiums or penalties, of (a) any indebtedness for borrowed money of the First Heritage Entities, (b) any obligation of any First Heritage Entity evidenced by bonds, debentures, notes or other similar instruments, (c) all liabilities and obligations under leases of any First Heritage Entity required to be capitalized in accordance with GAAP, (d) any obligation of the First Heritage Entity with respect to letters of credit (solely to the extent actually drawn upon), bankers’ acceptances or similar facilities issued for the account of the Acquired Companies, (e) any obligations of the First Heritage Entity pursuant to any surety or performance bond to the extent a claim for funding pursuant to any such surety or performance bond by the issuer thereof has been made against the First Heritage Entities, (f) all liabilities and obligations of the First Heritage Entities for the deferred purchase price of property or services (including earn-outs and purchase price adjustments), other than accounts payable in the ordinary course of business), (g) any declared but unpaid dividends, accrued distributions or other distributions on the Company equity, (h) any payroll Taxes the payment of which was deferred under Section 2302 of the CARES Act from the period prior to the Closing to a period after the Closing and (i) any obligation of the type referred to in clauses (a) through (h) of this definition of another Person the payment of which any First Heritage Entity has guaranteed or for which any First Heritage Entity is responsible or liable, directly or indirectly, jointly or severally, as obligor; provided, however, that in no event will Indebtedness include amounts to the extent deducted from the Closing Merger Consideration as an Estimated Transaction Expense. Indebtedness shall not include the MidCap Indebtedness.

“Indemnity Escrow Amount” means $7,500,000.00.

“Intellectual Property Rights” means any and all intellectual property of any kind or description in any jurisdiction throughout the world, and all corresponding rights, including the following: (i) inventions (whether or not patentable or reduced to practice), all improvements thereto and all patents and industrial designs (including utility model rights, design rights and industrial property rights), patent and industrial design applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith; (ii) trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, and all other indicia of origin, all applications, registrations and renewals in connection therewith and all goodwill associated with any of the foregoing; (iii) works of authorship (whether or not copyrightable), copyrights, mask works, database rights, rights in Software and all applications, registrations, and extensions in connection therewith; (iv) rights in trade secrets and other confidential information to the extent protectable by applicable Law, including source code, know-how, methods, processes, techniques, data, formulae, algorithms, product specifications, technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals (“Trade Secrets”); (v) Internet domain names and social media identifiers, (vi) the “look and feel” of website(s), rights of publicity, rights of privacy and moral rights, and (vii) claims, causes of action, defenses, right to sue for past, present and future infringement, misappropriation or other violation thereof and all royalties, fees, income, payments, claims for damages, injunctive and other legal and equitable relief exclusively related thereto and (viii) other registrations and applications with respect to any of the foregoing.

“IRS” means the Internal Revenue Service.

“Knowledge” means, when used with respect to the Company, the actual knowledge of those persons listed on Section 1.01 of the Disclosure Schedules, and the knowledge such persons listed on Section 1.01 of the Disclosure Schedule would have after reasonable inquiry.

“Labor Laws” means all Laws governing or concerning labor relations, unions and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including the Immigration Reform and Control Act of 1986, National Labor Relations Act, Civil Rights Act of 1866 and 1964, Equal Pay Act, Age Discrimination in Employment act, Americans with Disabilities Act, Family and Medical Leave Act, Fair Labor Standards Act, Worker Adjustment and Retraining Notification Act, Occupational Safety and Health Act, and all amendments to such Laws, rules and regulations promulgated under such laws, and applicable state law counterparts.

“Law” means any domestic, federal, state, municipal, local, national, supranational, foreign or other statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority or Order.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by a First Heritage Entity.

“Licensed Intellectual Property” means all Intellectual Property used or held for use by any of the First Heritage Entities, excluding the Owned Intellectual Property.

“Loss Reserves” means reserves for credit losses and deferred insurance commissions as reflected on the Audited Financial Statements and allowances for loan losses and reserve for insurance refunds as reflected on the Interim Financial Statements.

“Losses” means any and all losses, damages, penalties, liabilities, judgments, settlements, payments, claims, fines, deficiencies, interest, fees, awards, costs or expenses (including reasonable legal, expert and consultant fees and expenses, amounts paid in settlement, costs of investigation and amounts in pursuit of indemnification) but excluding any punitive, incidental, indirect, consequential or special damages except to the extent paid to a third party.

“Material Adverse Effect” means any event, development, change or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to: (a) the assets, liabilities, financial condition or existing business of the First Heritage Entities (taken as a whole); provided that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Material Adverse Effect of the type described in clause (a) of this definition only: (i) any adverse effect resulting directly or indirectly from general business or economic conditions, except to the extent such general business or economic conditions have a materially disproportionate effect on the First Heritage Entities as compared to any of the other companies in the First Heritage Entities’ industry; (ii) any adverse effect resulting directly or indirectly from conditions generally affecting any industry or industry sector in which the First Heritage Entities operate or compete, except to the extent such adverse effect has a materially disproportionate effect on the First Heritage Entities as compared to any of the other companies in the First Heritage Entities’ industry or industry sector; (iii) any adverse effect resulting from changes in regulatory, legislative or political conditions in the United States or any other country or region in the world, except to the extent such change in regulatory, legislative or political condition has a materially disproportionate effect on the First Heritage Entities as compared to any of the other companies in the First Heritage Entities’ industry; (iv) any geopolitical conditions, outbreak of hostilities, acts of war (other than the war in Ukraine, Crimea or subsequent expansion related thereto), sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions), pandemic or epidemic (including the COVID-19 pandemic or any worsening thereof) in the United States or any other country or region in the world, except to the extent such conditions or actions has a materially disproportionate effect on the First Heritage Entities as compared to any of the other companies in the First Heritage Entities’ industry or geographies in which the First Heritage Entities operate; (v) any adverse effect resulting directly or indirectly from the announcement, execution or delivery of the Agreement or the pendency or consummation of the transactions, including any disruption in (or loss of) supplier, service provider, partner or similar relationships or any loss of employees; (vi) any adverse effect resulting directly or indirectly from any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof; and (vii) any adverse effect resulting directly or indirectly from (A) any action taken by an Acquired Company at Parent’s direction.

“Materiality Qualifier” means a qualification to a representation or warranty by (i) use of the word “material,” “materially” or “materiality” or (ii) a reference regarding the occurrence or non-occurrence or possible occurrence or non-occurrence of a Material Adverse Effect or a “materially adverse effect” or a “material adverse effect.”

“Member Representative Expense Amount” means $1,000,000.

“Merger Consideration” means an amount equal to (a) the Purchase Price, plus (b) an amount, which may be positive or negative, that shall be equal to (i) the Closing Net Working Capital minus (ii) the Target Working Capital Amount, plus (c) (i) the Closing Cash minus (ii) the Cash Target, minus (d) the Closing Indebtedness, minus (e) the Closing Transaction Expenses, plus (f) that portion of the Escrow Funds (if any) and the Member Representative Expense Fund (if any) that the Unitholders and the Warrantholders become entitled to receive pursuant to the terms of this Agreement and the Escrow Agreement.

“MidCap Indebtedness” means the “Obligations” as defined in that certain Loan and Security Agreement dated April 2, 2019 among the First Heritage Entities, MidCap Financial Trust, and the Lenders that are signatories thereto, as amended.

“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (i) the current assets of the First Heritage Entities that are included in the line item categories of current assets specifically identified on the Sample Statement, as adjusted as provided therein, and calculated in accordance with the Applicable Accounting Principles, minus (ii) the current liabilities of the First Heritage Entities that are included in the line item categories of current liabilities specifically identified on the Sample Statement, as adjusted as provided therein, and calculated in accordance with the Applicable Accounting Principles (including with respect to the establishing of reserves).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Off-the-Shelf Licenses” means non-exclusive licenses for generally commercially available Software in executable or object code where such Software is licensed for the annual fees paid to the licensor of such Software of less than $50,000;

“Open Source Software” means any Software that is licensed, distributed or conveyed as “open source software”, “free software”, “copyleft” or under a similar licensing or distribution model, or under a Contract that requires as a condition of its use, modification or distribution that it, or other Software that is derived from or linked to such Software or into which such Software is incorporated or integrated or with which such Software is combined or distributed, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such contract (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).

“Owned Intellectual Property” means all Intellectual Property Rights owned by or purportedly owned by any of the First Heritage Entities.

“Parties” shall refer collectively to Parent, Merger Sub, the Company and Member Representative, and “Party” shall refer to any of the Parties.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar provision of state and local tax laws.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from any Governmental Authority.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means any information that identifies or could reasonably be used to identify a natural Person, including name, street address, telephone number, email address, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information or any other information, in each case, to the extent considered “personally identifiable information,” “personal information,” or “personal data” under applicable Data Privacy Laws.

“Pre-Closing Tax Period” means any taxable period of the First Heritage Entities that ends on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Pro Rata Share” means, with respect to any Unitholder or Warrantholder, such Person’s share (expressed as a percentage) of any given amount, calculated in accordance with the Allocation Waterfall.

“Proceeding” means any: (a) action, cause of action, lawsuit, litigation, suit, claim, cross-claim, demand, complaint, charge, hearing, investigation, suit, dispute, prosecution, inquiry or proceeding of any nature commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Authority; (b) investigation, audit, grievance or inquiry commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Authority; or (c) arbitration or mediation.

“Prudential Entities” means Prudential Capital Partners IV, L.P.; Prudential Capital Partners Management Fund IV, L.P.; and PCP IV Fusion Holding, L.P.

“Purchase Price” means $140,000,000.00.

“Real Property” means the real property leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Party” means a Person that (i) is listed on any sanctions list, (ii) is located in or incorporated under the laws of a Sanctioned Country, (iii) is directly or indirectly owned or controlled by, or acting on behalf of, a Person referred to in (i) or (ii) above, or (iv) with whom a subject of a Governmental Authority would be prohibited or restricted by law from engaging in trade, business or other activities.

“Sanctioned Countries” means, at any time, a country or territory which is itself the subject or target of any sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria).

“Security Incident” means an occurrence where Personal Information or other sensitive or confidential information or data in the possession or control of any of the First Heritage Entities has been subject to unauthorized access, disclosure, use, loss, denial or loss of use, alteration, destruction or compromise.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Specified Account” means the Company’s corporate bank account (account number ending 6068) specified on Schedule III or any replacement account thereof, together with the associated Company sweep account (account number ending N000).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Target Net Working Capital” means negative $2,819,000.

“Tax Return” means returns, filings, declarations, estimates, reports, claims for refund, credit, incentive or benefit, amended returns, information returns, estimates or other documents (including any related or supporting schedules, statements or information, and including any amendments thereof) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any Person or the administration of any laws, regulations or administrative requirements (foreign or domestic) relating to any Taxes.

“Taxes” means any federal, state, municipal, local or non-United States income, gross receipts, net profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital gain, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat or unclaimed property, occupancy, sales, use, transfer, goods and services, value added, alternative or add-on minimum, financial transaction, ad valorem, estimated or other tax, governmental fee, assessment or charge of any kind whatsoever (however denominated), including any interest, penalties or additions to Tax or additional amounts with respect to the foregoing, in each case, that is, or could be, imposed, assessed or collected by or under the authority of any Governmental Authority, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Trade Control Laws” means any domestic Law, Governmental Order, license, directive, award or other decision or requirement, including any amendments, having the force or effect of law, of any Governmental Authority, concerning the importation, exportation, reexportation or deemed exportation of products, technical data, technology and/or services, and the terms and conduct of transactions and making or receiving of payment related to such importation, exportation, reexportation or deemed exportation, including, as applicable, the Tariff Act of 1930, as amended, and other Laws and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement and their predecessor agencies; the Export Administration Act of 1979, as amended; the Export Administration Regulations, including related restrictions with regard to transactions involving Persons on the U.S. Department of Commerce Denied Persons List or Entity List; the Arms Export Control Act, as amended; the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving Restricted Parties; the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; the embargoes and restrictions administered by Office of Foreign Asset Control (“OFAC”); orders of the President regarding embargoes and restrictions on transactions with designated countries and entities, including persons and entities designated as Restricted Parties; the antiboycott regulations administered by the U.S. Department of Commerce; and the antiboycott regulations administered by the U.S. Department of the Treasury.

“Transaction Expenses” means without duplication, and only to the extent not paid prior to Closing, the aggregate amount of all out-of-pocket fees, costs and expenses of legal counsel, investment bankers, accountants, auditors, consultants or other experts in connection with the transactions contemplated hereby (including all broker’s and finder’s fees) incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby, including (a) all obligations of First Heritage Entities payable pursuant to any retention agreements, (b) amounts payable (including sale bonuses, stay bonuses, transaction bonuses, change of control payments, “success fees” or bonuses or severance payments or other similar payments (and any related employment Taxes) and any amounts payable to offset any excise Taxes imposed under Section 4999 of the Code and any related income Taxes) by the First Heritage Entities (i) to any third party solely as a result of the Merger or any other similar strategic alternative process or (ii) to or for the benefit of current or former officers, directors, employees or independent contractors of the Company or its Affiliates, including (A) accrued and unpaid bonuses and accrued incentive compensation as of the Closing Date (even if unrelated to the transactions contemplated by this Agreement) and (B) amounts payable as a result of this Agreement (whether prior to, on or following the Closing Date), (d) amounts payable for the vesting and participation of any equity interests in the Company or its Affiliates held by any current or former employee of the Company or its Affiliates (whether prior to, on or following the Closing Date), (e) all obligations owed by the Company to current and former employees and their dependents under any pension or deferred compensation plan (including the Company’s 401(k) matching obligations accrued through the Closing Date), including obligations arising out of terminations of employment by the Company prior to Closing, (f) all outstanding severance and retention obligations (including the employer portion of any employment or payroll Taxes related thereto) arising prior to the Closing or as set forth on Section 1.1(b) of the Disclosure Schedules, (g) all liabilities for the employer portion of any employment, social insurance or other Taxes required to be paid as a result of payments made in respect of the Warrants, or any other compensatory payments made under this Agreement, (h) all premiums and related costs for any directors’ and officers’ liability insurance purchased by the Company and First Heritage Subsidiaries in connection with the transactions contemplated by this Agreement; (i) any penalty, termination fee, assignment fee or other amount required to be paid by the First Heritage Entities in connection with the termination or assignment of leases or subleases for Real Property (including, for the avoidance of doubt, any rent increases or other payments in connection with a lessor consent under any such lease or sublease, or waiver or non-exercise of a lessor termination right under any such lease or sublease, arising from or relating to the transactions contemplated by this Agreement); (j) any prepayment, breakage, make-whole or similar penalties or charges payable in connection with the discharge of any Transaction Expenses of the Company or its Affiliates described in the preceding clauses (a) through (i) as if paid in full at the Closing; and (k) certain pre-Closing Taxes payable related to Pre-Closing Tax Period and specified on Schedule IV. “Transaction Expenses” does not include obligations of the First Heritage Entities set forth on Section 1.1(d) of the Disclosure Schedules.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Unitholder” means a holder of Units.

“Units” means, together, the Class A Preferred Units and the Class B Units.

“Warrant” means a “Warrant” as defined in the Warrant Agreement.

“Warrant Agreement” means the Warrant Agreement dated April 4, 2014 among the Company and the Prudential Entities, as amended from time to time.

“Warrant Cancellation Agreement” means the Warrant Cancellation Agreements entered into by the Company and the Warrantholders in the form attached hereto as Exhibit C.

“Warrantholder” means a holder of a Warrant.

Section 1.02 Other Defined Terms. Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term:

Term	Section

Agreement	Preamble

Allocation	Section 2.18

Allocation Schedule	Section 2.18

Audited Financial Statements	Section 3.06

Balance Sheet	Section 3.06

Balance Sheet Date	Section 3.06

Benefit Plan	Section 3.16(a)

Borrowing Base Report	Section 2.16

DE Certificate of Merger	Section 2.04

Closing	Section 2.02

Closing Date	Section 2.02

Company	Preamble

Company Board	Recitals

Company Continuing Employee	Section 5.04(a)

Company Governing Documents	Section 3.03

Company Permits	Section 3.14(e)

Consideration Spreadsheet	Section 2.17

Drop Dead Date	Section 8.01(b)(i)

Effective Time	Section 2.04

Financial Statements	Section 3.06

Insurance Policies	Section 3.12

Interim Balance Sheet	Section 3.06

Interim Balance Sheet Date	Section 3.06

Interim Financial Statements	Section 3.06

Leases	Section 3.10(b)

Leasing Costs	Section 3.10(c)

Letter of Transmittal	Section 2.11(b)

LLC Act	Recitals

Loans	Section 3.20

Majority Holders	Section 9.01(b)

Material Contracts	Section 3.09(a)

Material Vendors	Section 3.21

Member Representative	Preamble

Member Representative Expense Fund	Section 2.12

Merger	Recitals

Merger Sub	Preamble

Minimum Liquidity	Section 2.16

Minimum Liquidity Statement	Section 2.16

MS Certificate of Merger	Section 2.04

Parent Benefit Plans	Section 5.04(b)

Permitted Encumbrances	Section 3.10(a)

Qualified Benefit Plan	Section 3.16(b)

Representative Losses	Section 9.01(c)

Service Contracts	Section 3.10(h)

Straddle Tax Return	Section 5.10(b)

Surviving Company	Section 2.01

Tax Contest	Section 5.10(g)

ARTICLE II

MERGER

Section 2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the LLC Act and the DLLC Act, at the Effective Time, (a) Merger Sub will merge with and into the Company, and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its existence under the LLC Act as the surviving company in the Merger (sometimes referred to herein as the “Surviving Company”).

Section 2.02 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall be effective as of the Effective Time and shall take place no later than five (5) Business Days after the last of the conditions to Closing set forth in ARTICLE VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date (but subject to the satisfaction of such conditions on the Closing Date)), remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as the Company and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.03 Closing Deliverables.

(a) At or prior to the Closing, the Company shall deliver to Parent the following:

(i) executed copies of the Ancillary Documents to which the Company or Member Representative is a party or signatory;

(ii) a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, certifying that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied;

(iii) a certificate of the Secretary (or equivalent officer) of the Company certifying that (A) attached thereto are true and complete copies of (1) resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the requisite Unitholders approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iv) a certificate of the Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(v) a good standing certificate (or its equivalent) for each First Heritage Entity from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which each such First Heritage Entity is organized;

(vi) at least two (2) Business Days before the Closing, the Company shall prepare and deliver to Parent the Closing Transaction Expenses Certificate;

(vii) at least two (2) Business Days before the Closing, the Company shall prepare and deliver to Parent the Closing Indebtedness Certificate;

(viii) certifications from each Unitholder and Warrantholder, prepared in compliance with Sections 1445 and 1446(f) of the Code and the regulations promulgated thereunder, establishing that no withholding is required under Section 1445 or Section 1446(f) of the Code with respect to the transactions contemplated by this Agreement;

(ix) the Warrant Cancellation Agreements, duly executed by the Company and each Warrantholder;

(x) restrictive covenant agreements, in the form attached hereto as Exhibit C, duly executed by the Persons listed on Schedule 2.03(a)(x) and the Company;

(xi) evidence of termination of all Intercompany Arrangements and Affiliate Agreements set forth on Schedule 2.03(a)(xi);

(xii) the DE Certificate of Merger and MS Certificate of Merger, duly executed by the Company; and

(xiii) such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) At or prior to the Closing, Parent shall deliver to the Company (or such other Person as may be specified herein) the following:

(i) executed copies of the Ancillary Documents to which Parent or Merger Sub is a party or signatory;

(ii) in accordance with Section 2.11 hereof, payment to the Unitholders and Warrantholders by wire transfer of immediately available funds an amount equal to the applicable Unitholder’s and Warrantholder’s Pro Rata Share of the Closing Merger Consideration;

(iii) payment to the Member Representative by wire transfer of immediately available funds an amount equal to the Member Representative Expense Amount;

(iv) payment to third parties by wire transfer of immediately available funds that amount of money due and owing from the Company to such third parties as Transaction Expenses as set forth on the Closing Transaction Expenses Certificate;

(v) payment to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holder of outstanding Indebtedness as set forth on the Closing Indebtedness Certificate;

(vi) a certificate, dated the Closing Date and signed by a duly authorized officer of Parent and Merger Sub, that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied;

(vii) a certificate of the Secretary (or equivalent officer) of Parent and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(viii) a certificate of the Secretary (or equivalent officer) of Parent and Merger Sub certifying the names and signatures of the officers of Parent and Merger Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder; and

(ix) the MS Certificate of Merger, duly executed by Merger Sub;

(x) such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.04 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause (i) a certificate of merger (the “MS Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Mississippi in accordance with the relevant provisions of the LLC Act and shall make all other filings or recordings required under the LLC Act and (ii) a certificate of merger with respect to the Company Merger to be duly executed and filed with the DE SOS in accordance with the DLLC Act (the “DE Certificate of Merger”). The Merger shall become effective upon the later of (x) such time as the MS Certificate of Merger is accepted for record by the Secretary of State of the State of Mississippi, (y) filing of the DE Certificate of Merger with the DE SOS or (z) or at such later date or time as may be agreed by the Company and Parent in writing and specified in the MS Certificate of Merger and DE Certificate of Merger in accordance with the LLC Act and DLLC Act (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.05 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the LLC Act and the DLLC Act. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.

Section 2.06 Certificate of Formation; Operating Agreement At the Effective Time, (a) an amended and restated certificate of formation, as approved by Parent, shall become the certificate of formation of the Surviving Company until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) an amended and restated operating agreement, as approved by Parent, shall become the operating agreement of the Surviving Company until thereafter amended in accordance with the terms thereof, the certificate of formation of the Surviving Company or as provided by applicable Law.

Section 2.07 Directors and Officers. The directors and officers of Merger Sub, if any and in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the operating agreement of the Surviving Company.

Section 2.08 Effect of the Merger on Units. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Unitholder:

(a) Conversion of Units. Each Unit issued and outstanding immediately prior to the Effective Time (other than Dissenting Units, if any) shall be converted into the right to receive such Unit’s portion of the Merger Consideration calculated in accordance with the Allocation Waterfall, in cash, without interest, together with any amounts that may become payable in respect of such Unit in the future from the Escrow Funds and/or the Member Representative Expense Fund (if any), as provided in this Agreement and the Escrow Agreement.

(b) Conversion of Merger Sub Membership Interests. The membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one hundred percent (100%) the membership interests of the Surviving Company.

Section 2.09 Treatment of Warrants. Pursuant to the terms of the Warrant Cancellation Agreement between the Company and each Warrantholder, each Warrant shall be cancelled and each Warrantholder shall cease to have any rights with respect thereto other than the right to receive (i) an amount in cash, without interest, equal to the product of (A) the aggregate number of Units subject to such Warrant, multiplied by (B) the excess of the Closing Class B Unit Merger Consideration over the per unit exercise price under such Warrant, and (ii) any amounts that may become payable in respect of such Warrant in the future from the Escrow Funds and/or the Member Representative Expense Fund (if any), as provided in this Agreement and the Escrow Agreement. After the Effective Time, each Warrantholder shall only be entitled to the payments described in this Section 2.09.

Section 2.10 Dissenting Units. Notwithstanding any provision of this Agreement to the contrary, including Section 2.08, Units issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights with respect to such Units in accordance with the LLC Act (such Units being referred to collectively as the “Dissenting Units” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the LLC Act with respect to such Units) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by the LLC Act; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to the LLC Act or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the LLC Act, such Units shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.08(a), without interest thereon. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Units, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the LLC Act that relates to such demand, and Parent and the Company shall jointly participate in all negotiations and proceedings with respect to such demands. The Company shall provide Parent and Member Representative prompt written notice of any demands received by the Company for appraisal of Units, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company after the Effective Time pursuant to the LLC Act that relates to such demand, and Parent and Member Representative shall jointly participate in all negotiations and proceedings with respect to such demands. Neither Parent nor the Company (prior to the Effective Time) or Member Representative (after the Effective Time) shall, except with the prior written consent of the other, make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.11 Surrender and Payment.

(a) At the Effective Time, all Units outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 2.10, each holder of any Units shall cease to have any rights as a member of the Company.

(b) As promptly as practicable following the date hereof and in any event not later than five (5) Business Days thereafter, the Company shall provide to each holder of Units a letter of transmittal in the form mutually agreed to between the Parent and the Company (each, a “Letter of Transmittal”) and instructions for use in receiving the applicable portion of Merger Consideration pursuant to this Agreement. Parent shall, no later than the later of (i) the Closing Date or (ii) five (5) Business Days after receipt of a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that the Parent may reasonably require in connection therewith, pay to the applicable Unitholder or Warrantholder a cash amount as provided in Section 2.08(a) or Section 2.09, as applicable. Unless otherwise provided herein, no interest shall be paid or shall accrue on any such cash.

(c) Each Unitholder and Warrantholder shall also be entitled to such Unitholder’s and Warrantholder’s Pro Rata Share of any amounts that may become payable in the future in respect of such Unit and the cancelled Warrants from the Member Representative Expense Fund (if any), as provided in this Agreement, and as specified or illustrated in the Consideration Spreadsheet.

(d) Any portion of the Merger Consideration that remains unclaimed after Closing shall be held by Parent for the benefit of the applicable Unitholder or Warrantholder until the earlier of (i) payment being made in accordance with Section 2.11(b) and (ii) the one (1) year anniversary of the Closing. Notwithstanding the foregoing, Parent shall not be liable to any Unitholder or Warrantholder for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 2.12 Member Representative Expense Fund. Parent shall deposit or cause to be deposited with the Member Representative the Member Representative Expense Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom from time to time, the “Member Representative Expense Fund”), to be held for the purpose of funding any expenses of Member Representative arising in connection with the administration of Member Representative’s duties in this Agreement after the Effective Time.

Section 2.13 No Further Ownership Rights in Units and Warrants. All Merger Consideration paid or payable to Unitholders and Warrantholders in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Units and Warrants, and from and after the Effective Time, there shall be no further registration of transfers of Units or Warrants.

Section 2.14 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Units or Warrants shall occur, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.15 Withholding Rights. Each of the Member Representative, Parent, Merger Sub and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by the Member Representative, Parent, Merger Sub or the Surviving Company, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Member Representative, Parent, Merger Sub or the Surviving Company, as the case may be, made such deduction and withholding.

Section 2.16 Intentionally Omitted.

Section 2.17 Consideration Spreadsheet. At least two (2) Business Days before the Closing, the Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”) , which shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following:

(a) the names and addresses of all Unitholders and the number and class of Units held by such Persons;

(b) the names and addresses of all Warrantholders, together with the number of Units subject to Warrants held by such Warrantholders and the exercise price applicable thereto;

(c) calculations of the Closing Merger Consideration, Allocation Waterfall, Closing Class A Preferred Unit Merger Consideration and Closing Class B Unit Merger Consideration;

(d) each Unitholder’s and Warrantholder’s Pro Rata Share (as a percentage interest and the interest in dollar terms) of the Closing Merger Consideration; and

(e) each Unitholder’s and Warrantholder’s Pro Rata Share (as a percentage interest and the interest in dollar terms) of the amount to be contributed to the Member Representative Expense Fund.

Section 2.18 Purchase Price Allocation.

(a) The Purchase Price, any assumed liabilities of the First Heritage Entities and other relevant items in determining the applicable purchase price for federal income Tax purposes shall be allocated among the assets of the First Heritage Entities in accordance with the requirements of Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). Parent shall deliver to Member Representative a schedule (“Allocation Schedule”) containing the Allocation within forty-five (45) days after the end of the fiscal quarter in which the Closing Date occurs for Member Representative’s review and comment. Member Representative shall have thirty (30) days from the date of receipt to review the Allocation Schedule and provide notice to Parent of any disagreements with the Allocation (provided, for the avoidance of doubt, that if Member Representative does not provide any such notice to Parent within such thirty (30)-day period, the Allocation and the Allocation Schedule will as delivered by Parent will be final and binding on the Parties). If Member Representatives does provide notice to Parent of its disagreement with the Allocation within such thirty (30)-day period, and Parent and Member Representative are unable to reach agreement within ten (10) Business Days after receipt of such notice, Parent and Member Representative shall submit, in writing, such disagreements to the Independent Accounting Firm for resolution in accordance with the procedures set forth in Section 2.19(d) and Section 2.19(e) applied mutatis mutandis.

(b) The Parties (i) shall file or cause to be filed all Tax Returns in a manner consistent with the Allocation (as determined pursuant to Section 2.18(a)) and (ii) shall not take any position (whether in Tax Returns, audits or otherwise) that is inconsistent with the Allocation, except, in each case, as required by a “determination” as defined under Section 1313 of the Code (and comparable provisions of state and local law) or by a change in applicable Law after the Allocation has been determined.

Section 2.19 Merger Consideration Adjustments.

(a) At least two (2) Business Days prior to the Closing Date, the Company will prepare, or cause to be prepared, and deliver to Parent a statement (the “Preliminary Closing Statement”) setting forth the Company’s good-faith estimate, and calculations in reasonable detail, of the Company’s (i) Net Working Capital (the “Estimated Net Working Capital”), (ii) Indebtedness (the “Estimated Indebtedness”), (iii) Closing Cash, and (iv) Transaction Expenses (the “Estimated Transaction Expenses”), and, using such amounts, the Company’s good faith estimate of the Closing Merger Consideration, each determined as of 11:59 p.m. Eastern Time on the day prior to the Closing Date ((x) except for Estimated Indebtedness, which will be determined as of immediately prior to the Closing, (y) except for Closing Cash, which will be determined as provided in its definition, and, (z) except for Estimated Transaction Expenses, without giving effect to the transaction contemplated by this Agreement), based on the First Heritage Entities’ books and records and other information available at the Closing, calculated on a basis consistent with the Applicable Accounting Principles. An illustrative example of a Preliminary Closing Statement and calculation of Net Working Capital, Indebtedness, Closing Cash, and Transaction Expenses is attached as Schedule I (the “Sample Statement”). The Company shall, or shall cause the First Heritage Entities to, promptly provide all supporting documentation reasonably requested by Parent or its Representatives in connection with Parent’s review of the Preliminary Closing Statement (and the components thereof) and shall consider any comments that Parent or its Representatives have on the Preliminary Closing Statement (and any components therein) in good faith.

(b) As soon as reasonably practicable (but in any event within ninety (90) days after the Closing Date), Parent will prepare, or cause to be prepared, and deliver to Member Representative (on behalf of all the Unitholders and Warrantholders) a written statement (the “Final Closing Statement”) that will include and set forth a calculation in reasonable detail of the actual (i) Net Working Capital (“Closing Net Working Capital”), (ii) Indebtedness (“Closing Indebtedness”), (iii) Closing Cash,(iv) Transaction Expenses (“Closing Transaction Expenses”), each determined as of 11:59 p.m. Eastern Time on the day prior to the Closing Date ((x) except for Closing Indebtedness, which will be determined as of immediately prior to the Closing, (y) except for Closing Cash, which will be determined as provided in its definition, and, (z) except for Estimated Transaction Expenses, without giving effect to the transaction contemplated by this Agreement). The Final Closing Statement (i) will be prepared in good faith on a basis consistent with the Applicable Accounting Principles and the Sample Statement, (ii) will be prepared in accordance with the definitions set forth in this Agreement, and (iii) will not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement.

(c) The Final Closing Statement will become final and binding on the thirtieth (30th) day following delivery thereof, unless, prior to the end of such period, Member Representative delivers to Parent written notice of its disagreement (a “Notice of Disagreement”) specifying in reasonable detail the nature, amount and basis of any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash, and Closing Transaction Expenses, each as set forth in the Final Closing Statement. Any items and amounts in the Final Closing Statement not specifically disputed in the Notice of Disagreement shall be considered final and binding.

(d) During the thirty (30)-day period following delivery of a Notice of Disagreement by Member Representative to Parent, Member Representative and Parent in good faith will seek to resolve in writing any differences that they may have with respect to the calculation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash, and Closing Transaction Expenses as specified therein. Any disputed items resolved in writing between Parent and Member Representative within such thirty (30)-day period will be final and binding with respect to such items, and if Member Representative and Parent agree in writing on the resolution of each disputed item specified by Member Representative in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash, and Closing Transaction Expenses, the amounts so determined will be final and binding on the Parties for all purposes under this Agreement. If Parent and Member Representative have not resolved all such differences by the end of such thirty (30)-day period, Parent and Member Representative will submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash, and Closing Transaction Expenses, and the Independent Accounting Firm, acting as an expert and not an arbitrator, will make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash, and Closing Transaction Expenses. The Independent Accounting Firm will be PricewaterhouseCoopers or, if such firm is unable or unwilling to act, then (i) first, Member Representative and Parent will each select another independent public accounting firm and such two selected independent public accounting firms will select the Independent Accounting Firm, and (ii) second, if such firms contemplated by the foregoing clause (i) are unable or unwilling to act, such other independent public accounting firm as will be agreed in writing by Member Representative and Parent. Parent and Member Representative will use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof. The Independent Accounting Firm will consider only those items and amounts in Parent’s and Member Representative’s respective calculations of the Closing Net Working Capital, Closing Indebtedness, Closing Cash, and Closing Transaction Expenses that are identified as being items and amounts to which Parent and Member Representative have been unable to agree. The scope of the disputes to be resolved by the Independent Accounting Firm will be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the Applicable Accounting Principles and the Sample Statement and the Independent Accounting Firm is not to make any other determination, including any determination as to whether the Target Net Working Capital or any estimates on the Preliminary Closing Statement are correct, adequate or sufficient. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Parent or Member Representative or less than the smallest value for such item claimed by either Parent of Member

Representative. The Independent Accounting Firm’s determination of the Closing Net Working Capital, Closing Indebtedness, Closing Cash, and Closing Transaction Expenses will be based solely on written materials submitted by Parent and Member Representative (i.e., not on independent review). Parent and Member Representative agree that all communications with or to the Independent Accounting Firm will include the other party and that there will be no ex parte communications with the Independent Accounting Firm (including with the personnel of the Independent Accounting Firm assigned to resolve the disputed items) with respect to any such dispute. Absent manifest error, the determination of the Independent Accounting Firm will be final and binding upon the Parties and will not be subject to appeal or further review, and judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 9.12.

(e) The costs of any dispute resolution pursuant to this Section 2.19, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, will be borne by Parent and Member Representative (on behalf of the Unitholders and Warrantholders) in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation will be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and will be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each Party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, will be borne by such Party.

(f) Parent and Member Representative will, and Parent will cause the Surviving Company (following the Closing through the resolution of any adjustment to the Merger Consideration contemplated by this Section 2.19) to, afford the other Party and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the First Heritage Entities or the Surviving Company, as the case may be, and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.19. Each Party will authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.19; provided that such accountants will not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client Party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(g) The Closing Merger Consideration will be adjusted, upwards or downwards, as follows:

(i) For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital as finally determined pursuant to this Section 2.19 minus the Estimated Net Working Capital, plus (B) the Estimated Indebtedness minus the Closing Indebtedness as finally determined pursuant to this Section 2.19, plus (C) the Estimated Transaction Expenses minus the Closing Transaction Expenses as finally determined pursuant to this Section 2.19;

(ii) If the Net Adjustment Amount is positive and equals $500,000 or greater, the Closing Merger Consideration will be adjusted upwards in an amount equal to the amount by which the Net Adjustment Amount exceeds $500,000 (the “Upward Post-Collar Adjustment Amount”). In such event, Parent will pay the Upward Post-Collar Adjustment Amount to Member Representative for delivery to the Unitholders and Warrantholders, in each case as set forth in the Consideration Spreadsheet. If the Net Adjustment Amount is positive and is less than $500,000, the Net Adjustment Amount will be deemed to equal $0, and the Closing Merger Consideration will not be adjusted;

(iii) If the Net Adjustment Amount is negative (in which case the Net Adjustment Amount for purposes of this Section 2.19(g)(iii) will be deemed to be equal to the absolute value of such amount) and equals $500,000 or greater, the Closing Merger Consideration will be adjusted downwards in an amount equal to the amount by which the Net Adjustment Amount exceeds $500,000 (the “Downward Post-Collar Adjustment Amount”). In such event, Member Representative (on behalf of the Unitholders and Warrantholders) and Parent will promptly deliver joint instructions to the Escrow Agent to disburse from the Adjustment Escrow Account (and, to the extent the Downward Post-Collar Adjustment Amount exceeds the amount remaining in the Adjustment Escrow Account, the Indemnity Escrow Account) by wire transfer of immediately available funds to Parent, the Downward Post-Collar Adjustment Amount. If the Net Adjustment Amount is negative (in which case the Net Adjustment Amount for purposes of this Section 2.19(g)(iii) will be deemed to be equal to the absolute value of such amount) and is less than $500,000, the Net Adjustment Amount will be deemed to equal $0, and the Closing Merger Consideration will not be adjusted; and

(iv) In the event any funds remain in the Adjustment Escrow Account after completion of the payment of the adjustments described in Section 2.19(g)(ii) or Section 2.19(g)(iii), Member Representative (on behalf of the Unitholders and Warrantholders) and Parent will promptly deliver joint instructions to the Escrow Agent to disburse from the Adjustment Escrow Account the remaining amount (which, for the avoidance of doubt, will be the entire amount of the Adjustment Escrow Account in the event a payment was made under Section 2.19(g)(ii)) to Member Representative for delivery to the Unitholders and Warrantholders, in each case as set forth in the Consideration Spreadsheet.

(h) Payments in respect of Section 2.19(g) will be made within three (3) Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.19 by wire transfer of immediately available funds.

(i) For the avoidance of doubt, this Section 2.19 is not intended to be used to permit the introduction of different judgments, accounting methodologies (including with respect to accruals and reserves), policies, principals, practices, procedures or classifications than those set forth in the Applicable Accounting Principles for purposes of calculating amounts referred to in this Section 2.19.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules, the Company represents and warrants to Parent that the statements contained in this ARTICLE III are true and correct.

Section 3.01 Organization and Qualification. Each of the First Heritage Entities is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of its organization and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Each First Heritage Entity is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. Section 3.01 of the Disclosure Schedules sets forth a list of the jurisdictions in which each of the First Heritage Entities are qualified to do business.

Section 3.02 Authority; Approval.

(a) Assuming the approval of the Unitholders, the Company has all necessary power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other Party) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity.

(b) The Company Board has approved this Agreement and the Merger and pursuant to the Voting Agreements the requisite number of Unitholders have agreed to adopt and approve this Agreement and the Merger at the Unitholders Meeting.

Section 3.03 No Conflicts; Consents.

(a) The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) result in a violation or breach of any provision of the certificate of formation of the Company or the Company Operating Agreement (“Company Governing Documents”); (ii) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; or (iii) result in the creation or imposition of any Encumbrance on any asset of any of the First Heritage Entities. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Mississippi, such filings as may be required under the HSR Act and as set forth in Section 3.03 of the Disclosure Schedules.

(b) The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not, except as set forth in Section 3.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract.

Section 3.04 Capitalization.

(a) Section 3.04(a) of the Disclosure Schedules set forth, as of the date hereof, (i) the name of each Person that is the registered owner of any Units and the number of Units owned by such Person, and (ii) a list of all holders of outstanding Warrants, including the number of Units subject to each such Warrant, the grant date, the exercise price for such Warrant, and the date on which such Warrant expires. The Company owns 100% of the issued and outstanding membership interests in each of the First Heritage Subsidiaries. The Units have been duly authorized and are validly issued.

(b) The Units and Warrants were issued in compliance with applicable Laws, and were not issued in violation of the Company Governing Documents or any other agreement, arrangement or commitment to which the Unitholders or Warrantholders are a party and are not subject to any preemptive or similar rights of any Person.

(c) Except as disclosed on Section 3.04(c) of the Disclosure Schedules, (i) there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the membership interests in any First Heritage Entity or obligating any First Heritage Entity to issue or sell any membership or any other interest in such First Heritage Entity and (ii) there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any membership interests in any First Heritage Entity. All of the membership interests of the First Heritage Entities have been duly authorized and issued in compliance with applicable Law and the governing documents of the applicable First Heritage Entity and are not subject to any preemptive rights, rights of first refusal or restrictions on transfer except as set forth in such governing documents or applicable Law.

(d) In the ten (10) year period preceding the date of this Agreement, there have been no non-cash dividends or non-cash distributions made by any First Heritage Entity. In the ten (10) year period preceding the date of this Agreement, no prior offer, issue, redemption, call, purchase, sale, transfer, negotiation or other transaction of any nature or kind with respect to any membership interests of the First Heritage Entities or any entity that has been merged into any First Heritage Entity has given rise to any Proceeding by any Person that is enforceable against any First Heritage Entity.

(e) Section 3.04(e) of the Disclosure Schedules sets forth a complete and accurate list (including amount) of all Indebtedness as of the date hereof.

(f) When delivered to Parent pursuant to Section 2.17, the Consideration Spreadsheet shall be true, complete and correct as of the Effective Time and shall be prepared in accordance with this Agreement, the Company Operating Agreement and all applicable Law.

Section 3.05 No Subsidiaries. Other than the First Heritage Subsidiaries, the Company does not, directly or indirectly, own, control, hold any interest in any shares or have an ownership interest in any other Person. The First Heritage Subsidiaries do not own or have any interest in any shares or have an ownership interest in any other Person. There are no obligations of the First Heritage Entities to make any capital contribution to, or other investment (in the form of a loan, capital contribution or otherwise) in, any Person, other than, for the avoidance of doubt, obligations to make customer loans in the ordinary course of business.

Section 3.06 Financial Statements.

(a) Attached as Section 3.06 of the Disclosure Schedules are (i) copies of the audited consolidated balance sheets of the Company as of December 31, 2021, December 31, 2020 and December 31, 2019 and the related audited consolidated statements of operations, changes in members’ equity and cash flows for each of the 12-month periods then ended, together with the notes and schedules thereto (the “Audited Financial Statements”), and (ii) unaudited financial statements consisting of the balance sheet of the Company as of April 30, 2022 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the [four] month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of April 30, 2022 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

(b) The First Heritage Entities have established and maintain internal controls over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and to include those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the First Heritage Entities; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP on a consistent basis, and that receipts and expenditures of the First Heritage Entities are being made only in accordance with authorizations of management and directors of the First Heritage Entities; and (iii) provide reasonable assurance regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the First Heritage Entities assets that would reasonably be expected to have a material effect on the Financial Statements of the First Heritage Entities.

Section 3.07 Undisclosed Liabilities. The First Heritage Entities have no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business since the Balance Sheet Date.

Section 3.08 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement or as set forth on Section 3.08 of the Disclosure Schedules, from the Interim Balance Sheet Date until the date of this Agreement, the First Heritage Entities have operated in the ordinary course of business in all material respects and there has not been, with respect to the First Heritage Entities, any:

(a) event, occurrence, development or effect that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the certificate of formation or the operating agreement of any First Heritage Entity;

(c) issuance, sale or other disposition of any of its equity interests (other than in connection with the exercise of Warrants outstanding on the date of this Agreement as required by the terms of such Warrants), or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity interests;

(d) declaration or payment of any dividends or distributions on or in respect of any of its equity interests (other than distributions of cash from the First Heritage Subsidiaries to the Company, distributions of preferred returns from the Company to holders of Class A Preferred Units in accordance with the Company Operating Agreement and tax distributions to Unitholders and Warrantholders in accordance with the Company Operating Agreement) or redemption, purchase or acquisition of its equity interests;

(e) material change in any method of accounting or accounting practice, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(f) incurrence, assumption or guarantee of any Indebtedness, except unsecured current obligations and liabilities incurred in the ordinary course of business;

(g) sold, leased or otherwise transferred, or created or incurred any lien on, any of the First Heritage Entities’ assets (including all Owned Intellectual Property), securities, properties, interests or businesses or abandoned, canceled, allowed to expire or lapse or dedicated to the public domain any Owned Intellectual Property, except in the ordinary course of business;

(h) (i) entered into any Material Contract that limits or otherwise restricts in any material respect the First Heritage Entities or that could, after the date of this Agreement, limit or restrict in any material respect the First Heritage Entities, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or (B) entered into, amended or modified in any material respect or terminated any Contract required to be disclosed by Section 3.09 or otherwise waived, released or assigned any material rights, claims or benefits of the First Heritage Entities;

(i) instituted, settled, or offered or proposed to settle, in each case for an amount exceeding $10,000 individually or $50,000 in the aggregate, (A) any Proceeding involving or against the First Heritage Entities, or (B) any litigation or dispute against the First Heritage Entities or any of their officers, managers or Unitholders;

(j) made, changed or revoked any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, amended any Tax Returns or filed claims for Tax refunds, entered into any closing Contract with any Governmental Authority, settled any Tax claim, audit or assessment, or surrendered any right to claim a Tax refund, offset or other reduction in liability for Taxes;

(k) increase in the compensation of its Employees, former directors, officers, employees or natural person independent contractors, other than as provided for in any written agreements or in the ordinary course of business;

(l) adoption, amendment, modification or termination of any Benefit Plan;

(m) (i) granted any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance Contract or employment agreement with, any current or former employee, contractor or other service provider or (ii) promised, granted or announced any cash, equity-based compensation or equity-like awards, bonus, severance or termination pay, or increased or decreased the compensation or benefits of any current or former directors, officers, employees or natural person independent contractors;

(n) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(o) except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(p) entered into, amended or modified in any material respect or terminated any Lease related to the Company’s corporate offices; or

(q) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following contracts and other agreements of the First Heritage Entities (together with all Leases listed in Section 3.10(b) of the Disclosure Schedules and all contracts and other agreements required to listed on Section 3.09(a) of the Disclosure Schedules pursuant to this Section 3.09(a), collectively, the “Material Contracts”):

(i) contract for the purchase of materials, supplies, equipment or services from suppliers or vendors;

(ii) any partnership, joint venture or other similar equity investment contract involving a sharing of profits, losses, costs or liabilities with any other Person, or alliance, shareholder or similar contract that is material to the operation of the business, taken as a whole;

(iii) any management, service, consulting or similar contract that is material to the operation of the business, taken as a whole;

(iv) contract that (A) restricts the ability of any First Heritage Entity to enter into or engage in any market or line of business, (B) contains a “most-favored-nation” clause or similar term pursuant to which any First Heritage Entity provides preferential pricing or treatment to any other Person, (C) establishes an exclusive sale or purchase obligation with respect to any product, Person, product line or line of business or purports to create any exclusive or preferential relationship or arrangement, (D) limits the freedom of any First Heritage Entity to solicit, hire or employ any Person or (E) grants any put option, call option, right of first refusal, right of first offer, or other similar preferential right with respect to any assets of any First Heritage Entity;

(v) any collective bargaining agreements or other contracts with any labor organization, union or association, works council, economic committee, or similar employee representative body;

(vi) severance, settlement, separation or retention contract pursuant to which a First Heritage Entity has any unperformed obligations or owes any unpaid amounts;

(vii) employment agreement, offer letter, or employment contract with any director, officer (or person with similar authority), employee, consultant, independent contractor or other individual service provider that provides for payments in excess of $100,000 per annum;

(viii) contract or agreement with any officer (or person with similar authority), employee, consultant, independent contractor or other individual service provider that includes any payments due on a sale or change of control;

(ix) contract relating to Indebtedness or to mortgaging, pledging or otherwise placing a lien on any of the First Heritage Entities’ assets, or any letter of credit arrangements;

(x) contract involving annual expenditures in excess of $300,000;

(xi) contract under which a First Heritage Entity is a lessor or lessee of any tangible personal property, in each case, involving annual rental payments in excess of $25,000; or

(xii) contract relating to the acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or material line of business or the future acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or material line of business;

(xiii) any agency, sales, marketing, commission, export, customs, distribution, advertising, dealer, franchise, international or domestic sales representative or similar contract;

(xiv) contract requiring any minimum purchase or sale obligation;

(xv) any material hedging, derivative or similar contract (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements and any similar contract designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices);

(xvi) any settlement agreement (A) with any Governmental Entity or (B) pursuant to which any First Heritage Entity is obligated after the Agreement Date to pay consideration in excess of $50,000 or is subject to material limitations on the future operation of the First Heritage Entities;

(xvii) any Contract with any Governmental Entity;

(xviii) all Affiliate Agreements and Intercompany Arrangements; and

(xix) contract: (A) whereby any First Heritage Entity is granted a license to any Intellectual Property Right of any other Person, but excluding Off-the-Shelf Licenses; or (B) whereby any First Heritage Entity grants to any other Person any license to any material Intellectual Property Right, but excluding non-exclusive licenses of Intellectual Property Rights granted to customers in the ordinary course of business and excluding contracts primarily for the provision of services to or from any First Heritage Entity in which the licenses to Intellectual Property Rights granted in such contract are incidental to the transaction contemplated in such agreement.

(b) No Material Contract has been amended or modified in any material respect except to the extent made available to Parent. To the Company’s Knowledge, no Material Contract has been breached in any material respect (and, to the Knowledge of the Company, there are no anticipated breaches) or cancelled by any party thereto and, to the Knowledge of the Company, there has been no event which, on giving of notice or lapse of time or both, would constitute such a breach or default. The First Heritage Entities have not failed in any material respect to perform their obligations under any Material Contract. Each Material Contract is legal, valid, binding and enforceable against the First Heritage Entity that is a party thereto and, to the Knowledge of the Company, against each other party thereto, and is in full force and effect (subject to bankruptcy, moratorium and similar laws and subject to the application of specific performance and other equitable principles). No party to any Material Contract has repudiated, terminated, not renewed or modified, or accelerated any obligation under, any Material Contract or threatened or given any written or, to the Knowledge of the Company, oral notice that it intends to repudiate, terminate, not renew or modify, or accelerate any obligation under, any Material Contract. To the Knowledge of the Company, no facts exist which would render the performance by a party to a Material Contract of its obligations thereunder unlikely (including as a result of Covid-19 or Covid-19 measures) and no party to a Material Contract has claimed a force majeure with respect thereto. There have been no material disputes under any Material Contract in the last twelve (12) months. At least two (2) Business Days prior to the date hereof, the Company has made available to Parent true and correct copies of each Material Contract, together will all amendments, modifications or supplements thereto.

Section 3.10 Title to Assets; Real Property.

(a) The First Heritage Entities have good and valid title to, or a valid leasehold interest in, all tangible personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. All such assets are free and clear of Encumbrances except as set forth in Section 3.10(a) of the Disclosure Schedules (collectively referred to as “Permitted Encumbrances”).

(b) The First Heritage Entities do not own any real property. Section 3.10(b) of the Disclosure Schedules lists the street address of each parcel of leased Real Property, and a list, as of the date of this Agreement, of all leases for each parcel of leased Real Property (collectively, “Leases”), including the identification of the lessee and lessor thereunder and all guaranties of the Leases (individually, a “Guaranty” and collectively, “Guaranties”), if any. Prior to the date of this Agreement, the Company has delivered to Parent true, correct, and complete copies of all Leases and Guaranties and all amendments, modifications, and supplements of such Leases and Guaranties, and all of the foregoing are in full force and effect. Except as disclosed on Section 3.10(b) of the Disclosure Schedules, with respect to each of the Leases: (i) the First Heritage Entities have not subleased, licensed or otherwise granted any right to use or occupy the Leased Real Property under such Lease or any portion thereof, (ii) such Lease or Guaranty is legal, valid, binding, enforceable and in full force and effect, (iii) the possession and quiet enjoyment by the applicable First Heritage Entity of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease, (iv) the applicable First Heritage Entity is not in breach and, to the Knowledge of the Company, the landlord is not in breach and, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease or Guaranty, (v) no security deposit or portion thereof deposited with respect to such Lease or Guaranty has been applied in respect of a breach or default under such Lease or Guaranty which has not been redeposited in full, (vi) the First Heritage Entities do not and will not owe any brokerage commissions or finder’s fees with respect to such Lease; (vii) the First Heritage Entities have not collaterally assigned or granted any other security interest in such Lease or any interest therein; (viii) there are no liens on the estate or interest created by such Lease; (vix) there are no understandings, oral or written, between the parties to any Lease or Guaranty that in any manner vary the obligations or rights of either party as set forth in such Lease or Guaranty; (vx) the consummation of the transactions contemplated by this Agreement does not require the consent of any other party to any Lease or Guaranty and will not result in a breach of or default under any such Lease or Guaranty, or otherwise cause any such Lease or Guaranty to cease to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing; (vxi) none of the leased Real Property is used for any purpose other than the operation of the business; and (vxii) to the Knowledge of Company, there are no facts or conditions affecting the leased Real Property which would reasonably be expected, individually or in the aggregate, to interfere with the current operation and conducting of business thereon.

(c) Except as set forth in the Leases or on Section 3.10(c) of the Disclosure Schedules, (i) there are no Leasing Costs (as defined below) currently due and owing with respect to any of the Leases, (ii) there are no accrued or contingent Leasing Costs with respect to any of the Leases, (iii) there are no agreements that exist for the payment of Leasing Costs upon the entry into any new Lease or the extension, renewal, expansion, construction substitution, relocation, or any other exercise of any other right of the First Heritage Entities or any landlord under any Lease or otherwise. “Leasing Costs” means, with respect to any particular Lease, all capital costs, expenses incurred for capital improvements, equipment, painting, decorating, portioning and other items to satisfy the initial construction obligations of any landlord or a First Heritage Entity under such Lease (including expenses for legal, architectural, or engineering services in respect of the foregoing), “tenant allowances” in lieu of or as reimbursement for the foregoing items, payments made for purposes of satisfying or terminating the obligations of a First Heritage Entity or any landlord under such Lease, lease buyout costs, costs of base building work, free rent, and other similar inducements, relocation, costs, temporary leasing costs, leasing commissions, brokerage commissions, legal, design and other professional fees and costs.

(d) Other than the Leases, the First Heritage Entities are not a party to any other leases, subleases, rental agreements, licenses, sublicenses, license agreements or other occupancy agreements for any Real Property (or portion thereof).

(e) There are no actions, suits or other proceedings (including any litigation and/or condemnation action or real estate tax appeal or reassessment) that affect any of the Real Property or, to Company’s Knowledge, have been threatened that concern or involve any Real Property, and the Company has provided true, correct, and complete copies of all documents and information in connection with such actions, suits or other proceedings to Parent at least two (2) Business Days prior to the date hereof and the Company shall not cause the First Heritage Entities (or any landlord) to conclude or settle such actions, suits or other proceedings without Parent’s prior written consent and, as of and after the Closing, the First Heritage Entities shall have the right (but not the obligation) to pursue and conclude any such actions, suits or other proceedings in its sole discretion.

(f) To the Company’s Knowledge, all work and materials required by any First Heritage Entity to be performed or provided at or on any Real Property has been paid in full and no party has a right to place a lien on any Real Property in connection with any work performed or materials delivered by or at the requirement of any First Heritage Entity with respect to any Real Property. To the Company’s Knowledge, all improvements, alterations, and other work required to be performed by any landlord pursuant to each Lease has been performed and paid for in full.

(g) No portion of any Real Property, or any building or improvement located thereon, violates any Law in any material respect, including those Laws relating to zoning, building, land use, health and safety, fire, air, sanitation and noise control. No Real Property is subject to (i) any Governmental Order or (ii) except for any Permitted Encumbrances, any liens, rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever that would reasonably be likely to have a Material Adverse Effect.

(h) Except as set forth on Section 3.10(h) of the Disclosure Schedules, there are no other current contracts of construction, parking, maintenance, commission, utility, equipment leases, management, service, or supply, architectural, or other agreements related to any Real Property (collectively, the “Service Contracts”). A true, correct, and complete list of all Service Contracts is set forth on Section 3.10(h) of the Disclosure Schedules. All Service Contracts are in full force and effect, and to the Knowledge of the Company there is no breach by any of the parties thereof, and the First Heritage Entities have performed all of their obligations under all Service Contracts.

Section 3.11 Intellectual Property; Computer Systems; Privacy Matters.

(a) Section 3.11(a) of the Disclosure Schedules contains a complete and accurate list of all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by the First Heritage Entities (collectively, the “Registered IP Rights”), indicating for each such item, as applicable, the application or registration number, date and jurisdiction of filing or issuance, and the identity of the current applicant or registrant. The Registered IP Rights are subsisting, valid and enforceable. As of the Closing Date, the Registered IP Rights comply with all formal legal requirements (including payment of filing, examination and maintenance fees) and have not been involved in any reissue, reexamination, inter-partes review, post-grant review, cancellation or opposition proceeding. The First Heritage Entities have taken commercially reasonable steps to preserve, maintain and protect all of the Owned Intellectual Property, including all Registered IP Rights.

(b) One or more of the First Heritage Entities exclusively owns the Owned Intellectual Property Rights, free and clear of all Liens (except for Permitted Liens). No Governmental Order or any agreement, consent or stipulation exists restricting in any material respect any First Heritage Entity’s use or enjoyment of any of the Owned Intellectual Property. The First Heritage Entities exclusively own or have a valid and enforceable right under a binding written agreement to use all Intellectual Property Rights used in or necessary for the conduct of the First Heritage Entities’ businesses as presently conducted. The Company Intellectual Property constitutes all of the Intellectual Property Rights necessary and sufficient for the conduct of the First Heritage Entities’ businesses as presently conducted.

(c) Each First Heritage Entity has taken all actions reasonably necessary to maintain and protect the Company Intellectual Property, including the secrecy, confidentiality, and value of material Trade Secrets of the First Heritage Entities. No First Heritage Entity has disclosed any confidential information that comprises Company Intellectual Property, including any Trade Secrets of the First Heritage Entities, to any third party other than pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect such confidential information. To the Knowledge of the Company, no current or former employee, contractor, vendor or consultant of the Company is in violation of any non-disclosure agreement, arrangement, contract or other obligation related to Intellectual Property Rights arising out of such Person’s employment by, engagement by, or contract with the applicable First Heritage Entity.

(d) Other than rights to modifications of third party Intellectual Property Rights granted to a First Heritage Entity, no First Heritage Entity is under any contractual obligation to develop any Intellectual Property Rights for any third party where such third party would own such First Heritage Entity-developed Intellectual Property Rights.

(e) As of the date hereof, (i) there are no Proceedings pending, or to the Knowledge of the Company, threatened by or against any First Heritage Entity (and, in the six (6) years prior to the date of this Agreement, there have not been any Proceedings threatened in writing or, to the Company’s Knowledge, orally against any First Heritage Entity) asserting any invalidity or unenforceability of any Owned Intellectual Property, or any infringement or misappropriation by any First Heritage Entity of any third-party Intellectual Property Rights. Neither the First Heritage Entities nor the conduct of the businesses of the First Heritage Entities is currently infringing, misappropriating or otherwise violating or has infringed, misappropriated or otherwise violated the Intellectual Property Rights of any Person. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

(f) The information technology infrastructure, equipment, devices, resources, and services used for operations of the businesses of the First Heritage Entities, including (i) applications, operating systems, customer resource management, and other Software; (ii) networks, routers, wireless and telecommunications systems, and other hardware; (iii) servers, workstations, personal computers, and mobile devices; and (iv) hosted services, cloud services, data centers, disaster recovery facilities and back-up systems, and managed services, whether owned, licensed or leased by a First Heritage Entity in the conduct of the business of the First Heritage Entity as currently conducted (collectively, the “Company Systems”) operate and perform in all material respects in accordance with their documentation and functional specifications. No action will be necessary to enable the Company Systems to continue to be used by the First Heritage Entities immediately after Closing to the same extent and in the same manner as they have been used prior to the date of this Agreement. The First Heritage Entities have provided true, correct and complete copies of all disaster recovery plans, procedures and facilities for the business. During the last three (3) years, the Company Systems have not experienced any successful hacking attempts, ransomware attacks or other Security Incidents. The First Heritage Entities currently take and have all times taken commercially reasonable actions to protect the security and integrity of the Company Systems and all Personal Information.

(g) The Company Systems are sufficient in all material respects for the needs of the First Heritage Entities’ businesses as currently conducted. In the last three (3) years, there has not been any material failure with respect to any of the Company Systems that resulted in a significant disruption to the First Heritage Entities’ businesses that has not been remedied or replaced in all respects.

(h) No First Heritage Entity has used Open Source Software in any manner that would or could, with respect to any proprietary Software that is Owned Intellectual Property, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for the First Heritage Entities with respect to any Intellectual Property Rights owned by them or grant, or purport to grant, to any third party, any rights or immunities under any such Intellectual Property Rights or (v) impose any other material limitation, restriction, or condition on the right of the First Heritage Entities with respect to its use or distribution. With respect to any Open Source Software that is or has been used by the First Heritage Entities in any way, the First Heritage Entities are, and have at all times been, in material compliance with all applicable licenses with respect thereto.

(i) Each First Heritage Entity and the conduct of the businesses of the First Heritage Entities are in compliance in all material respects with all Data Security Requirements. To the Company’s Knowledge, there has been no (1) alleged or actual unauthorized access to or use, unintended or improper disclosure, or other breaches of the security of any Personal Information collected, maintained, or stored by or on behalf of any First Heritage Entity, (2) illegal or unauthorized use of Personal Information that was collected or possessed by or on behalf of a First Heritage Entity or (3) claim from any Person that has given rise or may give rise to any liability under Data Security Requirements. The transactions contemplated by this Agreement will not result in any liabilities in connection with the Data Security Requirements.

(j) The First Heritage Entities have posted to each of their websites and mobile applications a Company Privacy and Data Security Policy. No disclosure or representation made or contained in any Company Privacy and Data Security Policy is or has been inaccurate, misleading, deceptive, or otherwise in violation of any Data Privacy Law (including by containing any material omission), and the practices of the First Heritage Entities with respect to the processing of Personal Information conform, and at all times have conformed in all material respects, to the Company Privacy and Data Security Policies that govern the use of such Personal Information. To the Company’s Knowledge, no Personal Information in the possession or control of any First Heritage Entity, or held or processed by any vendor, processor, or other third party for or on behalf of such First Heritage Entity, has been subject to any material Security Incidents. The First Heritage Entities implement and maintain security measures, plans, procedures, controls, and programs, including written information security programs, designed to (i) identify and address internal and external risks to the privacy and security of Personal Information in their possession or control, (ii) implement, monitor, and improve adequate and effective administrative, technical, and physical safeguards to protect such Personal Information, (iii) provide notification in compliance with Data Privacy Laws in the case of any Security Incident, which, in the case of each of clauses (i), (ii) and (iii), are, to the Company’s Knowledge, customary for the industry in which the First Heritage Entities conduct their business.

(k) No third party (including any Governmental Authority) has commenced any Proceeding relating to any First Heritage Entity’s information privacy or data security practices, including with respect to the collection, use, transfer, storage, or disposal of Personal Information maintained by or on behalf of the First Heritage Entities, or, to the Knowledge of the First Heritage Entities, threatened any such action, or made any complaint, investigation, or inquiry relating to such practices.

Section 3.12 Insurance. Section 3.12 of the Disclosure Schedules sets forth a list, as of the date hereof, of (i) all material insurance policies maintained by the First Heritage Entities or with respect to which a First Heritage Entity is a named insured or otherwise the beneficiary of coverage, indicating as to each such policy the entity holding the policy and the entities covered by such policy (collectively, the “Insurance Policies”) and (ii) all letters of credit, insurance fidelity bonds, surety bonds or performance bonds held by or for the benefit of the First Heritage Entities. Such Insurance Policies are valid and binding policies in full force and effect on the date of this Agreement and all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid in accordance with their terms. The Company maintains insurance in such amounts and against such risks in all material respects in the operation of the business of the First Heritage Entities that the Company has in good faith determined to be commercially reasonable. No current limits under the Insurance Policies have been eroded or materially impaired by claims. The First Heritage Entities have not failed to give notice of any material claim that may be insured under any such policy in a timely fashion or in a manner required by such policy. No coverage under any such Insurance Policy has been questioned, denied or disputed by the underwriters and no circumstances exist in respect of which such underwriters have reserved their rights. The First Heritage Entities have not received any notice that any such policy will be cancelled or terminated or will not be renewed. True and correct copies of all Insurance Policies have been made available to Parent. To the Knowledge of the Company, there is no Proceeding pending or threatened under any such Insurance Policy.

Section 3.13 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.13(a) of the Disclosure Schedules, there are no actions, audits, suits, claims, investigations or other legal proceedings pending or, to the Company’s Knowledge, threatened against or by the First Heritage Entities.

(b) Except as set forth in Section 3.13(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the First Heritage Entities.

Section 3.14 Compliance with Laws; Permits.

(a) Each First Heritage Entity is conducting, or has conducted since January 1, 2017 through the date hereof, the business of the First Heritage Entities in compliance with, in all material respects, any applicable Laws or Orders, and since January 1, 2017 through the date hereof, the First Heritage Entities have not received written or oral notice from any Governmental Authority alleging that the First Heritage Entities are not being conducted in all material respects in compliance with applicable Laws or Orders.

(b) Neither the First Heritage Entities nor, to the Company’s Knowledge, any Person acting on the First Heritage Entities’ behalf, (i) has violated, in any material respect, any applicable Laws related to money laundering or illegal money transfer, including those which seek to prohibit or limit business activities which pose the potential for supporting or advancing terrorist related activities, the USA PATRIOT Act, as amended, the U.S. Bank Secrecy Act, as amended, and any Laws administered by OFAC; (ii) has been or is being investigated, charged or convicted under anti-money laundering or sanctions Laws or any other Laws in connection with any money laundering, illegal money transfers or any other corrupt practices; or (iii) received, sent, transferred, or maintained custody over any funds or assets known or suspected to be related, directly or indirectly, to illicit activity (including funds or assets derived from, proceeds of, or intended to promote illicit activity); (iv) conducted or facilitated any financial transaction or business practice with the intention or the effect of (A) concealing the origin, source, location, or control of funds or assets; (B) promoting or furthering illicit activity or conducting any financial transaction in violation of anti-money laundering or sanctions Laws; or (C) conducting a financial transaction with any person or entity on any sanctions list or other list related to sanctions or anti-money laundering laws or (v) has for any reason, inputted false information in its books and records that has not been corrected. The First Heritage Entities have established internal controls, policies and procedures reasonably designed to ensure compliance with applicable Laws related to the matters set forth in this Section 3.14(b), which policies have been made available to Parent prior to the date hereof.

(c) Neither the First Heritage Entities nor, to the Company’s Knowledge, any Person acting on the First Heritage Entities’ behalf, has (i) violated any Trade Control Laws; (ii) been investigated, charged or convicted for violation of any Trade Control Laws; or (iii) made any disclosures (voluntary or otherwise) to any Governmental Authority with respect to any potential violation or liability of the First Heritage Entities arising under or relating to any Trade Control Laws.

(d) Neither the First Heritage Entities nor, to the Company’s Knowledge, any Person acting on the First Heritage Entities’ behalf, is a Restricted Party. The First Heritage Entities have not had or has any ongoing transactions, accounts receivable, accounts payable or other activities directly or indirectly, with or involving any Restricted Party or any Sanctioned Country (including any party that is headquartered or located in, or organized under the Laws of a Sanctioned Country).

(e) The First Heritage Entities own, hold, possess and are in compliance, in all material respects, with all Permits required for the conduct of the business of the First Heritage Entities as presently conducted (collectively, “Company Permits”), and are in good standing with each Governmental Authority that issues such Permit. All Company Permits of the First Heritage Entities are set forth on Section 3.14(e) of the Disclosure Schedules. The First Heritage Entities have not received written notice of any actions pending or threatened, relating to the suspension, revocation or modification of any Permit. None of the Company Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

(f) Each of the First Heritage Entities (including their respective officers, directors, agents, employees or, to the Knowledge of Company, other Persons acting on its behalf) has not offered or given anything of value to: (i) any official of a Governmental Authority, any political party or official thereof, or any candidate for political office; or (ii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official of a Governmental Authority or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person in such Person’s official capacity, including a decision to fail to perform such Person’s official function or (y) inducing such Person to use such Person’s influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality to assist the First Heritage Entities in obtaining or retaining business for, or with, or directing business to any Person. No First Heritage Entities nor, to the Company’s Knowledge, any Person acting on its behalf or on behalf of the applicable First Heritage Entity, has been the subject of any actual or threatened action by any Governmental Authority regarding any action described in clause (i) of the prior sentence.

Section 3.15 Environmental Matters. Except as set forth on Section 3.15 of the Disclosure Schedules, each First Heritage Entity is and has been in compliance in all material respects with all Environmental Laws. The First Heritage Entities are not subject to any pending, or to the Knowledge of the Company, threatened Environmental Claim, and has not received any Environmental Notice. To the Knowledge of the Company, there has been no release, disposal or arrangement for the disposal of, contamination by, or exposure of any Person to any Hazardous Materials so as to give rise to any material liabilities (contingent or otherwise) for the First Heritage Entities pursuant to any Environmental Laws. The Company has delivered or otherwise made available to Parent or its counsel copies of any environmental investigation, study, test, audit, review or other analysis in its possession in relation to the current or prior businesses of the First Heritage Entities.

Section 3.16 Employee Benefit Matters.

(a) Section 3.16 of the Disclosure Schedules contains a list of any material “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other benefit, retirement, profit-sharing, employment, consulting, compensation, incentive, bonus, equity, phantom equity, deferred compensation, change in control, severance, transaction bonus, retention, insurance (including any self-insured arrangement), medical, dental, vision, life and disability, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, that is sponsored, maintained, administered, contributed to or entered into by the Company or any ERISA Affiliates for the current or future benefit of any Employees, former employees of the Company, current or former directors of the Company or the beneficiaries or dependents of any such Persons or for which the Company or any ERISA Affiliate has any direct or indirect liability (including, but not limited to premiums or benefits) (as listed on Section 3.16(a) of the Disclosure Schedules, each, a “Benefit Plan). No Benefit Plan is maintained outside of the U.S. or is maintained primarily for the benefit of Employees and/or service providers outside of the U.S.

(b) For each Benefit Plan, the Company has made available a true and complete copy of the following, as applicable: (i) the written plan document (or a description, if such plan is not written) and all amendments thereto; (ii) each trust, insurance or other funding contracts or arrangements and amendments thereto; (iii) the current summary plan description and all summaries of material modifications thereto; (iv) the most recent favorable determination or opinion letter from the IRS; (v) the annual returns/reports (Form 5500) and accompanying schedules and attachments thereto for the three most recently completed plan years; (vi) all prepared actuarial reports and financial statements for the three most recently completed plan years; (vii) any coverage, nondiscrimination and top-heavy testing reports for the three most recently completed plan years; and (viii) all material documents and correspondence relating to the Benefit Plan received from or provided to the IRS, the Department of Labor, the PBGC or any other Governmental Authority in the past six (6) years.

(c) Except as set forth in Section 3.16(c) of the Disclosure Schedules, each Benefit Plan and related trust has been established, adopted, maintained and administered in accordance with its terms and all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code. To the Company’s Knowledge, no event has occurred that could reasonably be expected to cause the revocation of such IRS determination letter or the unavailability of reliance on such opinion letter relating to any such Benefit Plan or result in the imposition of any material liability or penalty under ERISA or the Code. Except as set forth in Section 3.16(c) of the Disclosure Schedules, all benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP. With respect to any Benefit Plan, no event has occurred or to the Company’s Knowledge, is reasonably expected to occur that has resulted in or would subject the Company to a Tax under Section 4971 of the Code or the assets of the Company to a lien under Section 430(k) of the Code.

(d) Except as set forth in Section 3.16(d) of the Disclosure Schedules, no Benefit neither the Company nor any of its ERISA Affiliates sponsors, maintains, contributes to, or is required to contribute to, or in the past six (6) years has sponsored, maintained, contributed to or was required to contribute to: (i) a single employer plan (as defined in Section 4001(a)(15) of ERISA); (ii) a plan that is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code and Title IV of ERISA; (ii) a “multi-employer plan” (as defined in Section 3(37) of ERISA); (iii) a “multiple employer plan,” (as defined in Section 413(c) of the Code); or (iv) a “multiple employer welfare arrangement (as defined in Section 3(40) of ERISA). Each First Heritage Entity: (i) has not withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (ii) has not engaged in any transaction which would give rise to a liability of the Company or Parent under Section 4069 or Section 4212(c) of ERISA.

(e) Except as set forth in Section 3.16(e) of the Disclosure Schedules and other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(f) Except as set forth in Section 3.16(f) of the Disclosure Schedules there is no pending or, to the Company’s Knowledge, threatened Proceeding relating to a Benefit Plan.

(g) Except as set forth in Section 3.16(g) of the Disclosure Schedules, no Benefit Plan exists that could: (i) result in the payment or the provision of any benefit to any Employee, director or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant; (iii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Employee, director or consultant; (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any Employee or former employee or other individual service provider of the company or any ERISA Affiliate; or (v) limit or restrict the ability of Parent or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of or consummation of transactions contemplated under this Agreement, either alone or in conjunction with any other event (including any termination of employment upon or following the consummation of the transactions contemplated hereby).

(h) Each Benefit Plan, and any award thereunder, that is or forms part of a nonqualified deferred compensation plan (within the meaning of and subject to Section 409A the Code) has complied in form and operation with, all applicable requirements of Section 409A of the Code and the regulations and other guidance of the IRS thereunder. The Company does not have any obligation to gross-up, indemnify or otherwise reimburse Employee or former employee for any Taxes incurred by such Employer or former employee, including under Section 409A or 4999 of the Code.

(i) The Company and each of its ERISA Affiliates is in compliance in all material respects with (i) the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, including all applicable reporting, Tax deposits and fee obligations thereunder, as applicable (ii) the applicable requirements of Section 4980B of the Code and any similar applicable state Law and (iii) Health Insurance Portability and Accountability Act of 1996 as amended the Health Information Technology for Economic and Clinical Health Act of 2009.

Section 3.17 Employment Matters.

(a) Section 3.17(a) of the Disclosure Schedule sets forth the (i) name, (ii) hiring date, (iii) title, (iv) status (full-time or part-time employee status), (v) work location, (vi) employing entity, (vii) basis for work authorization (citizenship or immigration status, including visa information, if applicable), (viii) annual salary or applicable base wages, (ix) exemption status, (x) any commission and bonus opportunities (target, maximum and any amounts paid in respect of the current and immediately preceding calendar years), and (xi) any contractual or statutory severance obligations, (xii) any leave status and applicable return to work date, of each Employee as of a date that is not more than three (3) days prior to the date of this Agreement.

(b) In all material respects, the Company is and, in the last two (2) years, has been in compliance with all applicable Labor Laws pertaining to employment and employment practices to the extent they relate to Employees. Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no actions, audits, suits, claims, investigations or other legal proceedings against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitral tribunal in connection with the employment or termination of employment of any current or former applicant, employee, consultant, or independent contractor of the First Heritage Entities, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, wage and hour, overtime, classification as exempt and non-exempt, meals and rest breaks, occupational safety and health, drug testing, employee whistle-blowing, immigration, employee privacy, disability and accommodations, equal pay, background checks, leaves of absence, disability accommodations, paid sick leave and vacation, classification of employees, consultants and independent contractors, all applicable orders issued by a Governmental Authority relating to COVID-19, or any other employment related matter arising under applicable Labor Laws. All individuals characterized and treated by First Heritage Entities as consultants or independent contractors of the First Heritage Entities are properly treated as independent contractors under Labor Laws. All Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified as exempt. As of the date hereof, all compensation payable to Employees, independent contractors, or consultants of the First Heritage Entities that are required to be paid, or would otherwise be paid in the ordinary course of business, on or before the date of this Agreement have been paid in full and there are no outstanding agreements, understanding, or commitments of the First Heritage Entities regarding any compensation, wages commissions, bonuses, or fees, excepts those agreements, understandings, or commitments entered into in the ordinary course of business.

(c) Section 3.17(c) of the Disclosure Schedule sets forth all Persons that have within the past one (1) year had a contracting, consulting, advisory, or similar relationship with the First Heritage Entities (including, for the avoidance of doubt, any workers leased, seconded, or outsourced from another entity, other than the Company) including: (i) the name of such service provider, (ii) the engaging entity, (iii) termination date (if any), (iv) a description of services, (v) the affiliated third-party entity (if applicable), (vi) any pay arrangement or other compensation services, (vii) any prior dates of service (if applicable), and (vii) the location of services. The Company has made available to Parent an accurate and complete copy of each contract with each such Person under which any First Heritage Entity has any ongoing obligation or liability.

(d) (i) No First Heritage Entity has recognized or agreed to recognize any labor union or other collective bargaining representative, nor has any labor union or other collective bargaining representative been certified as the exclusive bargaining representative of any Employee, (ii) no First Heritage Entity is or has been a party to or bound by any collective bargaining agreement applicable to any Employee and no collective bargaining agreements are being negotiated, (iii) no works council, economic committee or any other form of employee representative body exists or has existed at any First Heritage Entity, (iv) there is no labor strike or labor disputes, low down, lockout or stoppage actually pending or, to the Knowledge of Company, threatened against a First Heritage Entity, and in the last two (2) years, the First Heritage Entities have not experienced any labor strikes or material labor disputes, slowdowns, lockouts or stoppages, (v) no First Heritage Entity is or has engaged in any unfair labor practices, and, in the last two (2) years, no unfair labor practice charges or complaints before any Governmental Authority are, has been pending or, to the Knowledge of the Company, threatened against any First Heritage Entity and (vi) to the Knowledge of Company, no labor union or other collective bargaining representative claims to or is seeking to represent any Employee and no union organizational campaign or representation petition is currently pending with respect to any Employees.

(e) In the last three (3) years, there have not been any plant closings, mass layoffs or other terminations of employees which would create any obligations upon or liabilities for the First Heritage Entities under the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), or similar laws. The First Heritage Entities have no plans as of the date hereof to undertake any action in respect of the Employees that would trigger the WARN Act or any applicable mini-WARN Act.

(f) The First Heritage Entities are not parties to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment. The First Heritage Entities have maintained workers compensation insurance at all times required by Law.

(g) To the Knowledge of the Company, in the past two (2) years, there have been no allegations of sexual harassment or sexual misconduct involving any current or former director, officer, manager or employee of the First Heritage Entities. In the past two (2) years, neither the Company nor any First Heritage Entity has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any current or former director, officer, manager or employee of the First Heritage Entities.

(h) All current and former Employees, are or were during their employment with the First Heritage Entities, authorized to work in the United States in accordance with applicable Laws, including but not limited to the Immigration and Naturalization Act, as amended, and the regulations promulgated thereunder. No allegations of immigration-related unfair employment practices have been made against any of the First Heritage Entities, or to the Knowledge of the Company, threatened to be filed with the Equal Employment Opportunity Commission or the Special Counsel for Immigration-Related Unfair Employment Practices, or any other Governmental Authority. First Heritage Entities have completed and retained in accordance with all applicable Laws a Form I-9 for all Employees working in the United States.

(i) The First Heritage Entities are not and, in the past three (3) years, have not been a contractor or subcontractor for the U.S. federal government as defined by the Office of Federal Contract Compliance Programs.

Section 3.18 Taxes. Except as set forth in Section 3.18 of the Disclosure Schedules:

(a) The First Heritage Entities have timely filed all Tax Returns required to be filed by the First Heritage Entities pursuant to applicable Laws (taking into account extensions), and such Tax Returns are true, complete and correct in all material respects and have been prepared in compliance with all applicable Laws. The First Heritage Entities have timely paid all Taxes due and payable by the First Heritage Entities (whether or not shown or required to be shown on any Tax Return). No claim has ever been made by any taxing authority in a jurisdiction where the First Heritage Entities do not file Tax Returns that First Heritage Entity is or may be subject to taxation by that jurisdiction. There are no liens for Taxes on any of the assets of any of the First Heritage Entities.

(b) There is no Tax audit, examination or other Proceeding now being conducted, pending or threatened in writing with respect to the First Heritage Entities.

(c) All deficiencies asserted as a result of any examination of any Tax Returns of the First Heritage Entities have been paid in full, accrued on the books of the First Heritage Entities or finally settled.

(d) The First Heritage Entities have not (i) waived, extended, or agreed to extend any applicable statute of limitations relating to any Tax assessment or deficiency of the First Heritage Entities or (ii) agreed to any extension of time for filing any Tax Return of the First Heritage Entities which has not been filed (and, in each case, no request for such waiver, extension or agreement is currently pending).

(e) The First Heritage Entities have never engaged in any “reportable transaction” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b).

(f) The First Heritage Entities will not be required to include any item of income in, or exclude any item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-United States Tax law) executed on or before the Closing Date, (iv) installment sale or open transaction disposition made on or before the Closing Date, (v) prepaid amount received or deferred revenue accrued on or before the Closing Date, or (vi) intercompany transaction or excess loss account described in the Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of other applicable Law).

(g) The First Heritage Entities have not made an election under Code Section 965(h) to defer the payment of any “net tax liability” as such term is defined in Code Section 956(h)(6).

(h) The First Heritage Entities are not a party to or bound by a Tax allocation, sharing, indemnity or similar agreement.

(i) At all times since its formation, the Company has been properly treated as a partnership for federal and applicable state or local income Tax purposes. Each First Heritage Subsidiary has been properly classified as a disregarded entity for federal and applicable state or local income Tax purposes at all times since its formation.

(j) No First Heritage Entity is pursuing a voluntary disclosure agreement or letter ruling from the IRS (or any comparable ruling from any other taxing authority). No power of attorney granted by any First Heritage Entity with respect to any Taxes is currently in force.

(k) The First Heritage Entities have never used the cash receipts and disbursements method of accounting for federal or applicable state, local or foreign income Tax purposes.

(l) The First Heritage Entities have timely withheld and paid over to the appropriate taxing authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, consultant, creditor, customer, Unitholder, Warrantholder, or other third party.

(m) No First Heritage Entity (i) is or has been a member of an affiliated group (within the meaning of the Code or any similar group defined under similar or corresponding provision of state, local or non-United States Tax law) filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or non-United States Tax law), as a transferee or successor, by contract (other than any customary commercial contract entered into in the ordinary course of business the primary purpose of which is not related to Taxes) or otherwise.

(n) The unpaid Taxes of the First Heritage Entities did not, as of the Balance Sheet Date, exceed the accrued liability for Taxes (rather than any accrued liability for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto).

(o) The First Heritage Entities have not made any election or otherwise taken any action to cause the Partnership Tax Audit Rules to apply at any earlier date than is required by applicable Law.

(p) No First Heritage Entity has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country outside of the United States.

Section 3.19 Brokers. Except for Stephens, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the First Heritage Entities.

Section 3.20 Loans. All loans made, originated, or held by the First Heritage Entities (collectively, the “Loans”) (A) were made or originated for good, valuable, and adequate consideration in the ordinary course of business; (B) were solicited and originated, and are and have been administered and, where applicable, serviced, and the relevant loan files are being and have been maintained, in all material respects, in accordance with (1) the relevant notes or other credit or security documents, (2) the applicable underwriting and servicing standards of the applicable First Heritage Entity, and (3) all applicable Laws. Neither the terms of any Loan, any of the documentation for any such Loan, the manner in which any such Loan has been administered or serviced, nor the First Heritage Entities’ practices of approving or rejecting Loan applications violate any Law applicable thereto in any material respect. All Loans and other receivables arising out of or relating to the First Heritage Entities as of the date of the Financial Statements have been included in the Financial Statements. No Person has any Encumbrances on such Loans or receivables or any part thereof.

Section 3.21 Vendors. Section 3.21 of the Disclosure Schedules sets forth a complete and accurate list of the top ten (10) vendors or suppliers of the First Heritage Entities, collectively, based upon the payments made by the First Heritage Entities to such vendor or supplier during the year ended December 31, 2021 (“Material Vendors”). Except as set forth in Section 3.21 of the Disclosure Schedules, none of Material Vendors has canceled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or material increase in the prices charged, as the case may be) or notified the applicable First Heritage Entity in writing or, to the Company’s Knowledge, verbally, of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales, as the case may be) its agreement, relationship or rate or amount of sales with the applicable First Heritage Entity.

Section 3.22 Intercompany Arrangements; Affiliate Arrangements. Section 3.22 of the Disclosure Schedule sets forth a list, which is correct and complete in all material respects as of the date hereof, of all Contracts to provide goods, services or other benefits between or among any First Heritage Subsidiary, on the one hand, and the Company or any other First Heritage Subsidiary, on the other hand (the “Intercompany Arrangements”). No Affiliate, officer, director or employee of the Company or any other First Heritage Subsidiary possesses, directly or indirectly, any financial interest in, or is a director, officer of employee of, any Person which is a material customer, distributor, vendor, lessor, lessee or competitor of the Company or the First Heritage Subsidiaries (the “Affiliate Agreements”). Section 3.22 of the Disclosure Schedule contains a true and complete list of all Intercompany Arrangements and Affiliate Agreements.

Section 3.23 Bank Accounts. Section 3.23 of the Disclosure Schedule sets forth a correct and complete list of (i) the name and address of each bank with which the Company, or any First Heritage Subsidiary, has an account or safe deposit box and (ii) the account number for each such bank account,.

Section 3.24 COVID-19 Matters. The First Heritage Entities have complied in all material respects with all Laws with respect to COVID-19.

Section 3.25 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives (including any information, documents or material delivered to Parent or made available to Parent in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the First Heritage Entities, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that the statements contained in this ARTICLE IV are true and correct as follows:

Section 4.01 Organization and Authority of Parent and Merger Sub. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and any Ancillary Document to which they are a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each Ancillary Document to which Parent and Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal, valid and binding obligation of Parent or Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the governing documents of Parent or Merger Sub; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Parent or Merger Sub is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby and thereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and the Ancillary Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and as set forth in Section 4.02 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices.

Section 4.03 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Documents based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.05 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Parent’s or Merger Sub’s knowledge, threatened against or by Parent, Merger Sub or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.06 Financing. Parent reasonably expects that it will be able to obtain the Financing.

Section 4.07 Independent Investigation. Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and each acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Other than in the event of Fraud, each of Parent and Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, each of Parent and Merger Sub has relied solely upon its own investigation and the express representations and warranties of the Company set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules); and (b) neither the Company nor any other Person has made any representation or warranty as to the Company, this Agreement or any of the Ancillary Documents, except as expressly set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall: (a) conduct the business of the Company in the ordinary course of business; (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with the Company; or (c) not sell, transfer, assign, or exclusively license to a third party, or abandon or permit to lapse or expire any material Intellectual Property Rights owned by any of the First Heritage Entities (other than non-exclusive licensing of Intellectual Property Rights in the ordinary course of business). From the date hereof until the Closing Date, except as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not take any action that would cause any of the changes, events or conditions described in Section 3.08 to occur; provided, however, that the Company may pay accrued tax distributions to Unitholders and Warrantholders immediately prior to Closing. Notwithstanding anything to the contrary in this Section 5.01, the Company shall be permitted until the date that is two (2) Business Days prior the Closing to draw down on the MidCap Indebtedness, even if such draws are not in the ordinary course of business, as long as the Company remains in compliance with the Minimum Liquidity covenant provided in Section 5.12. Notwithstanding anything to the contrary in this Agreement, without the prior written consent of Parent, in no event may the Company initiate any outgoing wire transfer, withdrawal or other debit transaction (other than checks clearing in the ordinary course) in the Specified Account from 6:00 p.m. Eastern Time on the day prior to the Closing Date until the Closing shall have occurred.

Section 5.02 Access to Information. From the date hereof until the Closing, the Company shall: (a) afford Parent and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the First Heritage Entities; (b) furnish Parent and its Representatives with such financial, operating and other data and information related to the First Heritage Entities as Parent or any of its Representatives may reasonably request; and (c) instruct the Representatives of the First Heritage Entities to reasonably cooperate with Parent in its investigation of the First Heritage Entities; provided, however, that any such inspection or investigation shall be conducted during normal business hours upon reasonable advance notice to the Company, under the supervision of the Company’s personnel and in such a manner as not to interfere with the normal operations of the Company.

Section 5.03 Unitholders Consent. Within three (3) Business Days following the date hereof, the Company shall deliver a notice to all Unitholders calling a meeting of the voting Unitholders (the “Unitholders Meeting”) for the purpose of approving this Agreement and the transactions contemplated hereby, including the Merger, in compliance with the Company Operating Agreement and the LLC Act, with such meeting to be held not later than twenty (20) days following the date hereof.

Section 5.04 Employees; Benefit Plans.

(a) During the period commencing at the Closing and ending on the date which is one (1) year from the Closing (or if earlier, the date of the employee’s termination of employment with the Company), Parent shall and shall cause the Company to provide each Employee who remains employed immediately after the Closing (“Company Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately prior to the Closing; (ii) target bonus opportunities, if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by the Company immediately prior to the Closing; and (iii) retirement and welfare benefits (excluding nonqualified retirement arrangements, defined benefit pension benefits, deferred compensation arrangements and retiree welfare benefits or similar arrangements) that are no less favorable in the aggregate than those provided by the Company immediately prior to the Closing.

(b) Prior to the Closing Date, unless Parent requests otherwise in writing, the Company will take all action reasonably required to (1) (i) terminate, effective no later than the day prior to the Closing Date, any Benefit Plan that includes a “cash or deferral” feature that is intended to meet the requirements of Section 401(k) of the Code and that is sponsored by the Company (each, a “Company 401(k) Plan”) (ii) fully vest all participant accounts in the Company 401(k) Plan, and (iii) amend the Company 401(k) Plan, to the extent necessary, to provide for the distribution of all participant accounts, including loan notes, in an eligible rollover distribution from the Company 401(k) Plan, and (2) terminate any non-qualified deferred compensation plan of the Company, in each case effective no later than the day prior to the Closing. At the Closing, the Company will provide to Parent (A) executed resolutions of the board of directors of the Company authorizing such terminations, and (B) an executed amendment to the Company 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the Tax-qualified status of the Company 401(k) Plan will be maintained at the time of termination.

(c) With respect to any employee benefit plan maintained by Parent or its subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Closing, Parent shall, or shall cause the Company to, recognize all service of the Company Continuing Employees with the Company or any of its subsidiaries, as the case may be as if such service were with Parent, for vesting and eligibility purposes in any Parent Benefit Plan (excluding any defined benefit pension, long-term incentive, equity or stock plans) in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits, or (ii) such service was not recognized under the corresponding Benefit Plan.

(d) This Section 5.04 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 5.04, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.04. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 5.04 shall not create any right in any Employee or any other Person to any continued employment with the Company, Parent or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 5.05 Director and Officer Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company, as provided in the Company Operating Agreement shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b) The Company shall, at its sole cost and expense, obtain as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement). The Surviving Company shall, and Parent shall cause the Surviving Company to maintain in effect for a period of six (6) years after the Closing Date, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Closing Date (provided that the Surviving Company may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company when compared to the insurance maintained by the Company as of the date hereof).

(c) The obligations of Parent and the Surviving Company under this Section 5.05 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.05 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.05 applies shall be third-party beneficiaries of this Section 5.05, each of whom may enforce the provisions of this Section 5.05).

(d) In the event Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume all of the obligations set forth in this Section 5.05.

Section 5.06 Governmental Approvals and Other Third-party Consents.

(a) Each Party shall, as promptly as possible, use its commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. Each Party agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and the Ancillary Documents within ten (10) Business Days after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.

(b) Without limiting the generality of Parent’s undertaking pursuant to this Section 5.06, Parent agrees to use its commercially reasonable efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the Parties to close the transactions contemplated by this Agreement as promptly as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement. In addition, Parent shall use its commercially reasonable efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing.

(c) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(d) The Company and Parent shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.03 and 4.02 of the Disclosure Schedules.

Section 5.07 Closing Conditions. From the date hereof until the Closing, each Party shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VI hereof.

Section 5.08 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel) or by any listing agreement of any Party, no Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 5.09 Tax Matters. Until the Closing, the First Heritage Entities shall not, without Parent’s prior written consent, make, change or revoke any election relating to Taxes, enter into any closing agreement, surrender any right to claim a refund of Taxes, settle or compromise any Tax claim or assessment, file any amended Tax Return, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, incur any liability for Taxes outside the ordinary course of business, fail to pay any Tax that becomes due and payable (including any estimated Tax payments), adopt or change any Tax accounting method or take any other similar action relating to the filing of any Tax Return or the payment of any Tax.

Section 5.10 Certain Tax Matters.

(a) Member Representative shall prepare and file (or cause to be prepared and filed) any Tax Returns required to be filed by the First Heritage Entities for taxable periods ending on or before the Closing Date, including the Company’s final U.S. Return of Partnership Income and comparable state and local Tax Returns (including any Tennessee franchise and excise Tax Returns for any such taxable period), that are due after the Closing Date with the appropriate Governmental Authority on or before the applicable due dates (giving effect to extensions) for such Tax Returns. All such Tax Returns shall be prepared in a manner consistent with existing procedures, practices and accounting methods of the First Heritage Entities, unless otherwise required by applicable Law, provided that, as applicable, the Tennessee excise tax shall be reported on the Tennessee franchise and excise tax return for the period ending on the Closing Date and such Tennessee excise tax shall be reported as a deduction on the Company’s final U.S. Return of Partnership Income for the taxable period ending on the Closing Date. The Surviving Company shall pay all fees and expenses associated with preparing such Tax Returns. Member Representative shall submit each such income Tax Return to Parent at least thirty (30) days prior to the due date (including extensions) of such Tax Returns for Parent’s review and comment, and Member Representative shall incorporate any reasonable comments made by Parent to such Tax Returns prior to filing. Member Representative shall promptly pay all Taxes shown as due and owing on such Tax Returns, except for the amount of any Taxes specifically included in the calculation of Indebtedness or Transaction Expenses. If any First Heritage Entity receives any refund with respect to the Pre-Closing Tax Period, Parent shall pay to Member Representative any such refund within five (5) days of receipt.

(b) The Surviving Company shall prepare or cause to be prepared each Tax Return of the First Heritage Entities for a Straddle Period (each, a “Straddle Tax Return”) in a manner consistent with existing procedures, practices and accounting methods of the First Heritage Entities, unless otherwise required by applicable Law. A Straddle Tax Return shall not include any Tax Return required to be prepared by Member Representative pursuant to Section 5.10(a). Not later than thirty (30) days prior to the due date (including extensions) for filing each Straddle Tax Return, the Surviving Company shall deliver a copy of such Straddle Tax Return, together with all supporting documentation and workpapers, to Member Representative for his review and comment. The Surviving Company shall consider in good faith any comments received from Member Representative not less than fifteen (15) days prior to the due date (including extensions) for filing such Straddle Tax Return and shall deliver a final copy of such Straddle Tax Return to Member Representative not less than ten (10) days prior to the applicable due date. The Surviving Company will pay all fees and expenses associated with preparing a Straddle Tax Return. The Surviving Company shall cause each such Straddle Tax Return to be timely filed and timely pay all Taxes shown as due thereon, provided that Member Representative shall promptly reimburse the Surviving Company for all Taxes shown as due and owing on such Straddle Tax Returns that are allocable to Pre-Closing Tax Periods pursuant to the principles and procedures set forth in Section 5.10(f), except for the amount of any Taxes specifically included in the calculation of Indebtedness.

(c) Each Party shall, at its own expense, cooperate fully as and to the extent reasonably requested by the other Party in connection with the preparation and filing of Tax Returns and in connection with any pending or threatened Tax assessment or Proceeding, in each case with respect to each First Heritage Entity. Such cooperation shall include the retention and, on the other Party’s request, provision of records and information which are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that no Party shall be required to provide assistance at times that would interfere unreasonably with the business and operations of such Party.

(d) All Tax sharing, allocation, indemnification or similar agreements with respect to or involving any First Heritage Entity shall be terminated as of the Closing Date.

(e) Any transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be paid by Parent when due. Parent shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Member Representative shall cooperate with respect thereto as necessary).

(f) In the case of any Straddle Tax Return, (i) the amount of any Taxes based on or measured by income, receipts, gross or net sales, payroll, payments or receipts of any First Heritage Entity for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and (ii) the amount of other Taxes of any First Heritage Entity for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the taxable period ending on the Closing Date and the denominator of which is the total number of calendar days in the Straddle Period.

(g) The Surviving Company shall notify Member Representative within fifteen (15) days of its receipt of any notice of any Proceedings relating to Flow-Through Income Tax Returns of the First Heritage Entities for taxable periods ending on or before the Closing Date (any such Proceedings, a “Tax Contest”). Member Representative shall have the right to control any such Tax Contest and to employ counsel of its choice; provided, however, that (i) Parent shall have the right to participate in any such Tax Contest, at its own expense, (ii) Member Representative shall keep Parent reasonably informed of the status of such Tax Contest, and (iii) Member Representative shall not settle any such Tax Contest without Parent’s written consent (not to be unreasonably withheld, conditioned or delayed). For any Tax Contest that Representative does not elect to control pursuant to this Section 5.10(g), the Surviving Company shall control such Tax Contest; provided, however, that (x) Member Representative shall have the right to participate in any such Tax Contest, at its own expense, (y) the Surviving Company shall keep Member Representative reasonably informed of the status of such Tax Contest (including by providing Member Representative with copies of all written correspondence regarding such Tax Contest) and (z) the Surviving Company shall not settle any such Tax Contest without Member Representative’s written consent (not to be unreasonably withheld, conditioned or delayed). The Parties each agree to consult with and to keep the other Parties informed on a regular basis regarding the status of any Tax Contest to the extent that such Tax Contest could affect a liability of such other Parties. Notwithstanding anything to the contrary herein, the “partnership representative” (or “designated individual”) of any First Heritage

Entity (for purposes of the Partnership Tax Audit Rules), the First Heritage Entities, Parent, Member Representative, and their respective Affiliates shall take such actions as are necessary to make a valid “push out” election under Section 6226 of the Code and the Treasury Regulations promulgated thereunder (and applicable state or local income Tax law) to the extent such election is available with respect to any “imputed underpayment” (as defined in the Partnership Tax Audit Rules) arising in connection with any Tax audit or other proceeding related to a Pre-Closing Tax Period of the First Heritage Entities (and to make any similar elections under any provisions of applicable state or local law) such that Unitholders and Warrantholders, as applicable, shall be liable for (and shall pay) any Taxes with respect to any such imputed underpayment, and not the First Heritage Entities. None of the “partnership representative” (or “designated individual”) of any First Heritage Entity (for purposes of the Partnership Tax Audit Rules), the First Heritage Entities, Parent, Member Representative, or any of their respective Affiliates shall make any election or otherwise take any action to cause the Partnership Tax Audit Rules to apply to the First Heritage Entities at any earlier date than is required by applicable Law.

(h) The Parties agree to treat for U.S. federal income tax purposes (and applicable state and local tax purposes) the Merger as a sale of partnership interests by Unitholders and Warrantholders and as a purchase of the assets of the First Heritage Entities by Parent on the Closing Date. All items of income, gain, loss, deduction and credit of the Company as of the Closing Date shall be taken into account in the Pre-Closing Tax Period of the Flow-Through Income Tax Returns of the First Heritage Entities to the extent permitted by Law. No Party shall take any position on any Tax Return, before any Governmental Authority or in any Proceeding that is inconsistent with the tax treatment described in this Section 5.10(h) without the written consent of the other Party or unless specifically required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign law). Distributive shares of the Company’s items of income, gain, loss and deduction for the taxable year in which the Closing occurs shall be determined using the interim closing of the books method and calendar day convention described in Treasury Regulations Section 1.706-4.

Section 5.11 Further Assurances. Following the Closing, each of the Parties, upon the reasonable request of the other Party, shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.12 Minimum Liquidity. As of 6:00 p.m. Eastern Time on the day prior to the Closing Date, the Company’s “Minimum Liquidity,” defined as the Company’s “Unrestricted Cash & Cash Equivalents” plus “Undrawn Availability on MidCap Line (after Borrowing Request)” as shown on the Borrowing Base Report prepared by the Company and submitted to MidCap Financial Trust each month, substantially in the form attached hereto as Exhibit A (the “Borrowing Base Report”), shall be not less than $20,000,000 of which at least $2,500,000 must be in the form of Unrestricted Cash & Cash Equivalents. The Minimum Liquidity shall be calculated using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and methodologies, as on previous Borrowing Base Reports. Within fifteen (15) days following the end of each month following date of this Agreement until the Closing, the Company shall prepare and deliver to Parent a statement (each, a “Minimum Liquidity Statement”) setting forth its determination of Minimum Liquidity.

Section 5.13 Exclusivity. From the date hereof until the Closing Date or the earlier valid termination of this Agreement, the Company and the First Heritage Subsidiaries shall not, and shall direct its directors, managers, officers, employees, investment bankers and other representatives not to, (a) solicit, initiate or knowingly encourage the initiation of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (b) participate in any discussions or negotiations with any third party regarding, or furnish to any third party any information in connection with, any Acquisition Proposal, or (c) agree to or approve any Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause their respective Affiliates and all of their and their Affiliates’ representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted prior to the date of this Agreement with respect to, or that could lead to, any Acquisition Proposal. The Company agrees that the rights and remedies for noncompliance with this Section 5.13 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and Merger Sub and that money damages would not provide an adequate remedy to Parent and Merger Sub.

Section 5.14 Confidentiality. Each of the Parties will hold, and will cause its Representatives to hold in confidence all documents and information furnished to it by or on behalf of any other Party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of the Confidentiality Agreement, which will continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the Parties under this Section 5.14 will terminate. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement will nonetheless continue in full force and effect in accordance with its terms. Notwithstanding any other provision set forth herein or in any other agreement between the Parties, the Parties agree that Parent and its Affiliates may share non-public or confidential information regarding this Agreement and the transactions contemplated hereby, the First Heritage Entities and their businesses with its potential financing sources; provided that the recipients of such information agree to customary confidentiality arrangements.

Section 5.15 Financing. The Company and its Subsidiaries shall take all actions and do all things customary, necessary, proper and advisable to provide cooperation reasonably requested by Parent or Merger Sub to obtain the Financing, including (i) furnish Parent and Merger Sub and its prospective financing sources the financial information required to obtain the Financing, (ii) upon reasonable notice, making the senior officers of the Company available to participate in a reasonable number of meetings with prospective lenders at reasonable times, (iii) facilitate the pledge of collateral reasonably requested by Parent (provided that no pledge shall be effective until the Closing Date) and (iv) deliver Know-Your-Customer information at least three Business Days prior to the Closing Date; provided, that, Company and its Subsidiaries shall not be required to pay any commitment fee or similar fee or to incur any liability with respect to the Financing prior to the Effective Time.

Section 5.16 Takeover Statutes. If any state takeover statute will become applicable to the this Agreement or the Ancillary Documents, each of the Company and the Purchaser and their respective board of directors will grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by this Agreement.

Section 5.17 Lease Extensions and Renewals. The Company shall use commercially reasonable efforts to renew or extend each of the Leases set forth on Section 5.17 of the Disclosure Schedules on the terms set forth in Section 5.17 of the Disclosure Schedules.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The filings of Parent and the Company pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c) The Company shall have received all consents, certificates, licenses authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.03 of the Disclosure Schedules and Parent shall have received all consents, certificates, licenses, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02 of the Disclosure Schedules, in each case, in form and substance reasonably satisfactory to Parent and the Company, and no such consent, certificate, license, authorization, order and approval shall have been revoked.

Section 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a) (i) The Fundamental Representations of the Company (other than Section 3.04) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, (ii) Section 3.04 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, other than Section 3.04(e), which shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date other than for de minimis inaccuracies, (iii) each of the other representations and warranties of the Company contained in ARTICLE III shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, except (A) in the case of each of clauses (i), (ii) and (iii), representations and warranties that are expressly made as of a specific date shall be true and correct (subject to the standards set forth herein) only on and as of such date and (B) in the case of clause (iii), where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, that for the purposes of clause (iii), the qualifications as to materiality and Material Adverse Effect contained in such representations and warranties shall not be given effect.

(b) The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) The Company shall have delivered each of the closing deliverables set forth in Section 2.03(a).

(d) Parent and Merger Sub shall have received the Financing and the proceeds related thereto.

Section 6.03 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a) (i) The Fundamental Representations of the Merger Sub and Parent shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, (iii) each of the other representations and warranties of the Company contained in ARTICLE IV shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, except (A) in the case of each of clauses (i) and (ii), representations and warranties that are expressly made as of a specific date shall be true and correct (subject to the standards set forth herein) only on and as of such date and (B) in the case of clause (ii), where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, that for the purposes of clause (ii) the qualifications as to materiality and Material Adverse Effect contained in such representations and warranties shall not be given effect.

(b) Parent and Merger Sub shall have each duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Parent shall have delivered each of the closing deliverables set forth in Section 2.03(b).

ARTICLE VII

INDEMNIFICATION.

Section 7.01 Survival Period.

(a) Subject to Section 7.01(c), the representations and warranties set forth in this Agreement, any Ancillary Document or in any certificate delivered pursuant to this Agreement shall survive the Closing Date and continue in effect until 11:59 p.m. Eastern Time on the date which is the twelve (12)-month anniversary of the Closing Date (the “Expiration Date”); provided that (i) the

Fundamental Representations shall survive for a period of five (5) years from the Closing Date and (ii) the representations and warranties in Section 3.15 (Taxes) shall survive until sixty (60) days following the expiration of the full period of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof and which, for the avoidance of doubt, does not mean the statute of limitations applicable to a claim for breach of contract).

(b) Subject to Section 7.01(c), the covenants and agreements contained in this Agreement that are to be performed at or after the Closing shall survive the Closing until fully performed in accordance with their respective terms.

(c) Notwithstanding anything to the contrary herein, including in Section 7.01(a) or Section 7.01(b), any claims asserted in good faith and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty, covenant or agreement and such claims shall survive until finally resolved.

(d) Notwithstanding anything to the contrary herein, in the event of any Fraud in respect of any representation or warranty, such claim based upon Fraud shall survive in accordance with the applicable statute of limitations.

Section 7.02 Indemnification of Parent Indemnified Parties. From and after the Closing, subject to the limitations set forth in this ARTICLE VII, the Unitholders and Warrantholders hereby agree to indemnify Parent, the Surviving Company, their respective Affiliates, and each of their respective directors, officers, employees, agents, equityholders, assigns and Representatives, and the respective heirs, executors, personal representatives, successors and assigns of the foregoing Persons (the “Parent Indemnified Parties”) from and against and in respect of all Losses related to, arising out of or resulting from:

(a) any breach of, or inaccuracy in, (i) any representation or warranty of the Company or the Member Representative set forth in this Agreement (other than Fundamental Representations), (ii) any of the Fundamental Representations (in each case as of the date of this Agreement or as of the Closing as though such representation or warranty was made on and as of the Closing (except to the extent expressly made as of a specific date, in which case as of such specific date), or (iii) any Ancillary Document or in any certificate delivered by or on behalf of the Company pursuant to this Agreement;

(b) any breach or nonperformance of any covenant or agreement (i) of the Company set forth in this Agreement or Ancillary Documents with respect to the time period prior to Closing, or (ii) of the Member Representative set forth in this Agreement or Ancillary Documents;

(c) to the extent not included in calculating Closing Indebtedness, Closing Transaction Expenses or the Closing Net Working Capital as finally determined pursuant to Section 2.19, all Taxes (or the non-payment thereof) of the First Heritage Entities for the Pre-Closing Tax Period;

(d) any error or inaccuracy in, or claim or dispute regarding, the allocation of the Merger Consideration to any Unitholder or Warrantholder made pursuant to the Consideration Spreadsheet or the calculation of the Pro Rata Share, and any other claims by any Person purporting to hold any equity interest or right to acquire any equity interest in the First Heritage Entities as of the Closing or Effective Time or any right to Merger Consideration;

(e) (i) any amounts payable under Section 2.19(g)(iii) or (ii) any Indebtedness of the Company outstanding as of the Closing or any Transaction Expenses, in each case to the extent not paid or satisfied by the Company at or prior to the Closing or, if paid or satisfied by Parent or the Surviving Company after the Closing, to the extent not deducted in the determination of the Closing Merger Consideration; or

(f) the assertion of appraisal rights by the holder of any Dissenting Units.

Section 7.03 Indemnification of the Equityholder Indemnified Parties. From and after the Closing, subject to the limitations set forth in this ARTICLE VII, Parent hereby agrees to indemnify, defend and hold harmless the Unitholders and Warrantholders, their Affiliates, their respective directors, officers, employees, agents, equityholders, assigns and Representatives, and the respective heirs, executors, personal representatives, successors and assigns of the foregoing Persons (the “Equityholder Indemnified Parties”) from and against and in respect of all Losses related to, arising out of or resulting from:

(a) any breach of, or inaccuracy in, any representation or warranty of Parent or Merger Sub set forth in this Agreement (as of the date of this Agreement or as of the Closing as though such representation or warranty was made on and as of the Closing (except to the extent expressly made as of a specific date, in which case as of such specific date)) or in any Ancillary Document or any certificate delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement; or

(b) any breach or nonperformance of any covenant or agreement of Parent or Merger Sub contained in this Agreement or the Ancillary Documents.

Section 7.04 Procedure for Claims between Parties. If a claim for Losses is to be made by a Person entitled to indemnification hereunder (an “Indemnified Party”), the Indemnified Party shall give written notice stating that an Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain, Losses and describing the claim (a “Claim Notice”), in the case of claims pursuant to Section 7.02, to the Member Representative, and in the case of claims pursuant to Section 7.03, to Parent (each Person so notified being referred to as the “Indemnifying Party”). If the Indemnifying Party, within thirty (30) Business Days after receipt of the Claim Notice, does not give written notice to the Indemnified Party stating its intent to contest such claim, the claim shall be deemed accepted, final and binding, and the amount of the claim shall be deemed a valid claim, and the Indemnified Party shall be entitled to receive the amount of the Losses with respect to the claim (but, subject to the limitations set forth in this ARTICLE VII), provided that the Indemnified Party has delivered a second Claim Notice with respect to the same claim at least five (5) Business Days but not more than ten (10) Business Days before the end of the Claim Notice response period. If the Indemnifying Party contests the assertion of a claim by giving such written notice to the Indemnified Party within such thirty (30) Business Day period (a “Dispute Notice”), then the Indemnifying Party and the Indemnified Party shall act in good faith for thirty (30) days to reach an agreement regarding such dispute. If the Indemnifying Party and the Indemnified Party reach an agreement with respect to such dispute, a memorandum setting forth such agreement shall be prepared and signed by the Indemnifying Party and

Indemnified Party. If the Indemnifying Party and the Indemnified Party are unable to resolve such dispute during such 30-day period, any party to such dispute may institute dispute resolution proceedings in accordance with the provisions of Section 9.12 with respect to the matter, and any final and non-appealable written decision, judgment or award rendered by a court of competent jurisdiction as to the validity and amount of any claim in such Claim Notice shall be final, binding, and conclusive upon the Parties to such dispute and any other Parties.

Section 7.05 Procedures in the Event of Third Party Claims. If any Proceeding is filed or any claim is made against any Indemnified Party by a third party (a “Third Party Claim”), and such Indemnified Party believes it may be entitled to indemnification under this Agreement with respect to such claim, such Indemnified Party shall give written notice thereof to the Indemnifying Party as soon as practicable. The failure of any Indemnified Party to give timely notice hereunder shall not affect any rights to indemnification hereunder, except to the extent that the Indemnifying Party is materially prejudiced by such failure. After such notice, the Indemnifying Party shall be entitled, if it so elects and at its own expense (subject to the limitations set forth in this ARTICLE VII), (a) to take control of the defense and investigation of such Action or claim, (b) to employ and engage attorneys of its own choice to handle and defend the same; provided that the Indemnified Party may participate in any Action or claim with attorneys of its own choice and at its own expense and; provided, further, if the named parties to such Proceeding or claim include both the Indemnified Party and the Indemnifying Party (or, if the Member Representative is the Indemnifying Party, the named parties to such Proceeding or claim include any Unitholder or Warrantholder), and the Indemnified Party has been advised in writing by its counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, or if the Indemnifying Party failed to defend for a period of 30 days any claim after receiving notice from the Indemnified Party of such alleged failure to defend, then in each case, the Indemnified Party shall be entitled, at the Indemnifying Party’s expense, to separate counsel of its own choosing, and (c) to negotiate, compromise or settle such claim, which compromise or settlement shall be made only with the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed. The Indemnified Party and the Indemnifying Party and their respective attorneys shall reasonably cooperate in the investigation, trial and defense of such Action or claim and any appeal arising therefrom. Notwithstanding the foregoing, if a Third Party Claim (i) seeks primary relief other than the payment of monetary damages, or (ii) is or relates directly to any criminal action then, in each case, the Indemnified Party alone shall be entitled to contest, defend and settle such Third Party Claim. The Parties shall reasonably cooperate with each other in any notifications to applicable insurers. If the Indemnifying Party is unable to assume the defense of such claim or fails to assume the defense of such claim within 15 days after receipt of notice of the Third Party Claim, the Indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party’s expense (subject to the limitations set forth in this ARTICLE VII), the defense, compromise or settlement of such claim on behalf of the Indemnifying Party; provided that such claim shall not be compromised or settled without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed. If the Indemnified Party or Indemnifying Party assumes the defense of the claim, the party assuming such defense will keep the other party reasonably informed of the progress of any such defense, compromise or settlement.

Section 7.06 Limitations on Indemnification Obligations of the Unitholders and Warrantholders; Manner of Payment; Other Matters.

(a) The Parent Indemnified Parties shall not be entitled to recover for any Losses pursuant to Section 7.02(a)(i) unless and until such time as the Losses in the aggregate for which the Parent Indemnified Parties are entitled to be indemnified with respect thereto exceed $1,000,000.00 (the “Deductible”).

(b) Notwithstanding anything else to the contrary in this Agreement, but subject to Section 7.06(e), (i) the maximum aggregate amount of all Losses for which the Unitholders and Warrantholders may be liable pursuant to Section 7.02(a)(i) shall be an amount equal to the Indemnity Escrow Amount and (ii) the aggregate amount of all Losses for which the Unitholders and Warrantholders may be liable pursuant to this Agreement shall be twenty-five percent (25%) of such Unitholder’s and Warrantholder’s Pro Rata Share of the Merger Consideration in addition to the Escrow Amount.

(c) Notwithstanding anything to the contrary in this Agreement, for purposes of this ARTICLE VII, all Materiality Qualifiers contained in the representations, warranties, covenants and agreements set forth in this Agreement or in any of the related agreements, exhibits, schedules or certificates to, or delivered in connection with, this Agreement shall be ignored and not given any effect, including for purposes of determining (i) the amount of any Losses incurred, (ii) whether or not a breach of a representation, warranty, covenant or agreement has occurred and (iii) whether the Deductible has been surpassed.

(d) The Parent Indemnified Parties shall not be entitled to recover for any Losses based on a claim that the Loss Reserves are not calculated in accordance with GAAP.

(e) None of the foregoing provisions of this Section 7.06 shall be applicable to limit any remedies that any Parent Indemnified Party may have for Fraud.

Section 7.07 Limitations on Indemnification Obligations of Parent.

(a) Except for Losses related to, arising out of or resulting from the breach of, or inaccuracy in, a Fundamental Representation made by Parent or Merger Sub (which, for the avoidance of doubt, shall not be subject to the Deductible), the Equityholder Indemnified Parties shall not be entitled to recover for any Losses pursuant to Section 7.03(a) unless and until such time as the Losses in the aggregate for which the Equityholder Indemnified Parties are entitled to be indemnified with respect thereto exceed the Deductible, at which time the Equityholder Indemnified Parties shall be entitled to recover all such Losses in excess of the Deductible, subject to the other limitations set forth in this ARTICLE VII.

(b) The aggregate amount of all such Losses for which Parent shall be liable pursuant to Section 7.03(a) shall be an amount equal to the Indemnity Escrow Amount.

(c) None of the foregoing provisions of this Section 7.07 shall be applicable to limit any remedies that any Equityholder Indemnified Party may have for Fraud.

Section 7.08 Insurance Recovery; Mitigation.

(a) Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 with respect to any Loss shall be reduced by the amount of insurance proceeds actually received by the Indemnified Party with respect to such Loss within one (1) year of the date of delivery of the Claim Notice with respect to such Loss. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies for any Losses.

(b) Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss as required by applicable Law.

Section 7.09 No Duplication; Contribution; Effect of Investigation; Satisfaction of Claims; Exclusive Remedy.

(a) Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement. The Parties acknowledge and agree that an Indemnified Party may not make a claim for indemnification for Losses to the extent such Loss is specifically set forth as a reduction in calculating the Closing Net Working Capital as finally determined pursuant to Section 2.19.

(b) No Unitholders or Warrantholders shall have any right of indemnification, contribution or subrogation against the Company, the Member Representative, the Surviving Company, Parent or any of their respective Affiliates with respect to any indemnification payment made by or on behalf of any Equityholder Indemnifying Party under this ARTICLE VII.

(c) Notwithstanding anything else in this Agreement to the contrary, subject to the limits set forth in this ARTICLE VII, all claims for Losses made by any Parent Indemnified Party under this ARTICLE VII shall be satisfied (i) first from the Indemnity Escrow Account, to the extent available; and (ii) thereafter, directly from the Unitholders and Warrantholders, provided that the foregoing shall not apply to any Losses arising from Fraud.

(d) Subject to Section 2.19 and Section 9.13, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. In furtherance of the foregoing, except with respect to Section 2.19 and Section 9.13, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VII. Nothing in this Section 7.09(c) shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.13 or to seek any remedy on account of Fraud.

Section 7.10 Escrow Funds.

(a) The Escrow Funds shall be available to the Parent Indemnified Parties for amounts due and owing within this ARTICLE VII, as well as to pay Parent any adjustments required pursuant to Section 2.19, subject in each case to the terms and conditions of the Escrow Agreement.

(b) Within five (5) Business Days following the Expiration Date, with respect to the Indemnity Escrow Account, the Parties shall cause the Escrow Agent to distribute to the Member Representative for further distribution to the Unitholders and Warrantholder, the excess, if any, of the remaining portion of the Indemnity Escrow Account, over the aggregate amount of all Losses specified in any then-unresolved indemnification claims (the “Pending Claims”) made by any Parent Indemnified Party pursuant to this ARTICLE VII.

(c) Promptly after all Pending Claims have been resolved and satisfied, the Member Representative and Parent shall deliver joint instructions to the Escrow Agent to distribute to the Member Representative for further distribution to the Unitholders and Warrantholders the remaining portion of the Indemnity Escrow Account not required to satisfy such claims in accordance with the Consideration Spreadsheet.

(d) Without limiting the foregoing, Parent and the Member Representative agree to promptly deliver joint instructions to the Escrow Agent to distribute to Parent or to the Member Representative for further distribution to the Unitholders and Warrantholders amounts out of the Indemnity Escrow Account to which any Parent Indemnified Party or the Unitholders and Warrantholders are entitled in accordance with the terms of this Agreement and the Escrow Agreement.

(e) Distributions from the Indemnity Escrow Account to the Unitholders and Warrantholders pursuant to this Section 7.10 and the Escrow Agreement (such distributions, collectively, the “Escrow Release Amount”) shall be made to (or to the Member Representative for further distribution to) each of the Unitholders and Warrantholders in proportion to such Unitholder’s and Warrantholder’s Pro Rata Share of such Escrow Release Amount.

Section 7.11 Merger Consideration Adjustments. For all Tax purposes, all amounts paid to or on behalf of any Party as indemnification under this Agreement shall be treated as adjustments to the Merger Consideration, unless otherwise required by applicable Law.

ARTICLE VIII

TERMINATION

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company and Parent;

(b) by Parent by written notice to the Company if:

(i) neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VI and such breach, inaccuracy or failure cannot be cured by the Company by August 26, 2022 (the “Drop Dead Date”);

(ii) any of the conditions set forth in Section 6.01 or Section 6.02 (other than Section 6.02(d)) shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the material failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(iii) The Company has failed to deliver evidence to Parent of the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the voting Unitholders in accordance with the Company Operating Agreement and the LLC Act within twenty (20) days of this Agreement; or

(iv) The condition set forth in Section 6.02(d) has not been satisfied on or before the date that is five (5) Business Days before the Drop Dead Date.

(c) by the Company by written notice to Parent if:

(i) The Company is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VI and such breach, inaccuracy or failure cannot be cured by Parent or Merger Sub by the Drop Dead Date; or

(ii) any of the conditions set forth in Section 6.01 or Section 6.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the material failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii) (A) all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied other than the condition set forth in Section 6.02(d) (and other than those conditions which by their nature are to be satisfied on the Closing Date, but which are capable of being satisfied as of the date of termination of this Agreement pursuant to this Section 8.01(c)(iii)), (B) the Company has given irrevocable written notice to Parent that all the conditions set forth in Section 6.03 have been satisfied or waived (other than those conditions which by their nature are to be satisfied on the Closing Date, but which are capable of being satisfied as of the date of termination of this Agreement pursuant to this Section 8.01(c)(iii)) and it is ready, willing, and able to consummate the Closing, and (C) Parent has failed to consummate the transactions contemplated by this Agreement on or prior to the date which is five (5) Business Days following the date of the notice referenced in this Section 8.01(c)(iii)(B).

(d) by Parent or the Company in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

(e) Notwithstanding the aforementioned, the right to terminate this Agreement shall not be available to any party to this Agreement (i) whose failure to perform any covenant or obligation in any material respect under this Agreement has been the cause of, or has resulted in, any Governmental Authority to have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement or (ii) whose failure to perform any covenant or obligation in any material respect under this Agreement has been the primary cause of, or has resulted in, the failure of the Closing to occur on or the Drop Dead Date.

Section 8.02 Parent Termination Fee.. In the event this Agreement is terminated by (a) the Company pursuant Section 8.01(c)(iii), or (b) Parent pursuant to Section 8.01(b)(iv), Parent shall pay to the Company a fee of $4,200,000 (the “Parent Termination Fee”), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. Each of the Parties agrees that the Parent Termination Fee is not a penalty but is liquidated damages in a reasonable amount that will compensate the Company in circumstances in which the Parent Termination Fee is payable, which amount would otherwise be impossible to calculate with precision. The Parent Termination Fee shall be payable in immediately available funds by wire transfer no later than five (5) Business Days after notice the termination described in this Section 8.02 is delivered in good faith.

Section 8.03 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except:

(a) as set forth in this ARTICLE VIII and ARTICLE IX hereof; and

(b) that nothing herein shall relieve any Party from liability for any intentional breach of any provision hereof.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Member Representative.

(a) By approving this Agreement and the transactions contemplated hereby or by executing and delivering a Letter of Transmittal, each Unitholder or Warrantholder shall have irrevocably authorized and appointed Member Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and to take any and all actions and make any decisions required or permitted to be taken by Member Representative pursuant to this Agreement and the Ancillary Documents, including the exercise of the power to:

(i) give and receive notices and communications;

(ii) agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in ARTICLE II and ARTICLE VII;

(iii) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document;

(iv) make all elections or decisions contemplated by this Agreement and any Ancillary Document;

(v) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Member Representative in complying with its duties and obligations; and

(vi) take all actions necessary or appropriate in the good faith judgment of Member Representative for the accomplishment of the foregoing.

Parent shall be entitled to deal exclusively with Member Representative on all matters relating to this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Unitholder or Warrantholder by Member Representative, and on any other action taken or purported to be taken on behalf of any Unitholder or Warrantholder by Member Representative, as being fully binding upon such Person. Notices or communications to or from Member Representative shall constitute notice to or from each of the Unitholders and Warrantholders. Any decision or action by Member Representative hereunder shall constitute a decision or action of all Unitholders and Warrantholders and shall be final, binding and conclusive upon each such Person. No Unitholder or Warrantholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Unitholders or Warrantholders, or by operation of Law, whether by death or other event.

(b) Member Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of the holders of a majority of the Class B Units eligible to vote as of the date of this Agreement (the “Majority Holders”); provided, however, in no event shall Member Representative be removed without the Majority Holders having first appointed a new Member Representative who shall assume such duties immediately upon the resignation or removal of Member Representative. In the event of the death, incapacity, resignation or removal of Member Representative, a new Member Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Member Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub and the Surviving Company shall be entitled to rely on the decisions and actions of the prior Member Representative as described in Section 9.01(a) above. In the event of the death, incapacity, resignation or removal of Member Representative, the former Member Representative (or such Member Representative’s estate or Representative) shall transfer the remaining balance of the Member Representative Expense Fund to the new Member Representative.

(c) Member Representative shall not be liable to the Unitholders or Warrantholders for actions taken pursuant to this Agreement or any Ancillary Document, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Member Representative shall be conclusive evidence of good faith). The Unitholders and Warrantholders shall severally and not jointly (in accordance with their Pro Rata Share), indemnify and hold harmless Member Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Member Representative under this Agreement and the Ancillary Documents (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of Member Representative, Member Representative shall reimburse the Unitholders and Warrantholders the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied: (i) from the Member Representative Expense Fund; and (ii) to the extent the amount of the Representative Losses exceeds amounts available to Member Representative under (i), from the Unitholders and Warrantholders, severally and not jointly (in accordance with their Pro Rata Share). As soon as practicable after the date on which the final obligation of Member Representative under this Agreement and the Ancillary Documents have been discharged or such other date as Member Representative deems appropriate, the Member Representative shall pay any amounts remaining in the Member Representative Expense Fund to the Unitholders and Warrantholders in accordance with their Pro Rata Share.

Section 9.02 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Parent and Company shall each be responsible for 50% of all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

Section 9.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received or refused by the addressee if sent by a nationally recognized overnight courier; or (c) on the date sent by e-mail (with confirmation of transmission) if sent before 5:00 p.m. local time of the recipient, and on the next Business Day if sent after 5:00 p.m. of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

If to the Company:	First Heritage Credit, LLC 605 Crescent Boulevard; Suite 101 Ridgeland, Mississippi 39157 E-mail: porter@first-heritage.com Attention: Bill Porter

with a copy to:	Butler Snow LLP 1020 Highland Colony Parkway, Suite 1400 Ridgeland, Mississippi 39157 E-mail: ben.roberson@butlersnow.com Attention: Benjamin W. Roberson

If to Parent or Merger Sub:	CURO Group Holdings Corp. 3527 North Ridge Road Wichita, Kansas 67205 E-mail: BeccaFox@curo.com Attention: Rebecca Fox

with a copy to:	King & Spalding LLP 1185 Avenue of the Americas 34th Floor New York, NY 10036 E-mail: tfesenmyer@kslaw.com Attention: Timothy M. Fesenmyer

If to Member Representative:	Ernest L. Coward, Jr. 605 Crescent Boulevard, Suite 200 Ridgeland, MS 39157 E-mail: erniec@davidnutt.com

with a copy to:	Butler Snow LLP 1020 Highland Colony Parkway, Suite 1400 Ridgeland, Mississippi 39157 E-mail: ben.roberson@butlersnow.com Attention: Benjamin W. Roberson

Section 9.04 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” and derivative or similar words refer to this entire Agreement, including the Disclosure Schedules hereto, and references to the “date hereof” shall mean this Agreement Date; (d) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (e) references to “$” shall mean U.S. dollars; (f) references to “written” or “in writing” include in electronic form (including e-mail); (g) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (h) a reference to any Person includes such Person’s successors and permitted assigns; (i) any reference to “days” shall mean calendar days unless Business Days are expressly specified; (j) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (k) to the extent that this Agreement requires an Affiliate or Subsidiary of any party to take or omit to take any action, such covenant or agreement includes the obligation of such party to cause such Affiliate or Subsidiary to take or omit to take such action; (l) amounts used in any calculations for purposes of this Agreement may be either positive or negative, it being understood that the addition of a negative number shall mean the subtraction of the absolute value of such negative number and the subtraction of a negative number shall mean the addition of the absolute value of such negative number; and (m) the phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a true, correct and complete copy (subject to any appropriate redactions) of the information or material referred to has been physically or electronically provided to the party to whom such information or material is to be provided, and in addition, in the case of “provided to,” “furnished to,” or “made available” to Purchaser, material that has been posted in the Data Room on or before the date that is two (2) Business Days prior to the date of this Agreement. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement, unless otherwise specified; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.05 Disclosure Schedules. Any disclosure shall be deemed to be disclosed for other Section of the Disclosure Schedules of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such disclosure should qualify or apply to such other sections and subsections. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by the Company that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

Section 9.06 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.07 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.08 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.09 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 9.10 No Third-Party Beneficiaries. Except as provided in Section 5.05, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.11 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub and the Company at any time prior to the Effective Time. Any failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.12 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE DELAWARE COURT OF CHANCERY LOCATED IN NEW CASTLE COUNTY, AND TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.12(c).

Section 9.13 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FIRST HERITAGE CREDIT, LLC

By:	/s/ Jimmy G. Hill
Name: Jimmy G. Hill
Title: Chief Executive Officer

CURO GROUP HOLDINGS CORP.

By:	/s/ Donald Gayhardt
Name: Donald Gayhardt
Title: Chief Executive Officer

SUGARCANE SUB, LLC

By:	/s/ Donald Gayhardt
Name: Donald Gayhardt
Title: Chief Executive Officer

/s/ ERNEST L. COWARD, JR.
ERNEST L. COWARD, JR., solely in his capacity as Member Representative

[signature page to Agreement and Plan of Merger]